Filed Pursuant to Rule 424(b)(5)
Registration No. 333-148655

CALCULATION OF REGISTRATION FEE

	Maximum	Amount of
	Aggregate	Registration
Title of Each Class of Securities to be Registered	Offering Price	Fee(1)
2.875% Convertible Senior Notes due 2038	$500,000,000	$19,650

(1) The filing fee of $19,650 is calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JANUARY 14, 2008

Pioneer Natural Resources Company
$440,000,000
2.875% Convertible Senior Notes due 2038

We are offering $440,000,000 aggregate principal amount of our 2.875% Convertible Senior Notes due 2038, or the “notes.” The notes will bear interest at a rate of 2.875% per year (such interest rate subject to reduction as described below). Interest on the notes will be payable semi-annually in arrears on January 15 and July 15 of each year, beginning July 15, 2008. The notes will mature on January 15, 2038. Beginning on January 15, 2013, during any six-month period thereafter from January 15 to July 14 and from July 15 to January 14, if the average trading price (as defined herein) of a note for the five consecutive trading days immediately preceding the first day of the applicable six-month interest period equals or exceeds 120% of the principal amount of the note, we will reduce the 2.875% interest rate for the notes to 2.375% solely for the relevant interest period.

Holders may convert their notes at their option under certain circumstances described herein prior to the close of business on the business day immediately preceding the maturity date. Upon conversion, we will deliver cash and a number of shares of our common stock determined as described in this prospectus supplement. The initial base conversion rate for the notes will be 13.7741 shares of our common stock per $1,000 principal amount of notes, equivalent to an initial base conversion price of approximately $72.60 per share of our common stock. The applicable conversion rate will be the base conversion rate plus, if the price of our common stock at the time of determination exceeds the base conversion price, an additional number of shares as described herein. The base conversion rate will be subject to adjustment in certain events.

Following certain corporate transactions prior to January 15, 2013, we will increase the applicable conversion rate for a holder who elects to convert its notes in connection with those corporate transactions by a number of additional shares of common stock as described in this prospectus supplement.

We may redeem the notes, in whole or in part, for cash at any time on or after January 15, 2013 at a price equal to 100% of the principal amount of notes to be purchased plus accrued and unpaid interest. Holders may require us to repurchase all or a portion of their notes for cash on January 15, 2013, January 15, 2018, January 15, 2023, January 15, 2028, and January 15, 2033, at a price equal to 100% of the principal amount of notes to be purchased plus accrued and unpaid interest.

If we undergo a fundamental change, as defined in this prospectus supplement, holders may require us to purchase all or a portion of their notes for cash at a price equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest.

The notes will be senior unsecured obligations, will rank equal in right of payment with our other senior unsecured debt, and will rank senior to all of our subordinated debt. The notes will effectively rank junior to any of our secured indebtedness to the extent of the assets securing such indebtedness. The notes will also be structurally subordinated in right of payment to all indebtedness and other liabilities and commitments (including trade payables and lease obligations) of our subsidiaries.

For a more detailed description of the notes, see “Description of the Notes” beginning on page S-18.

Our common stock is listed on the New York Stock Exchange under the symbol “PXD.” On January 15, 2008, the last reported sale price of our common stock on the New York Stock Exchange was $44.00 per share.

We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system.

Investing in the notes involves risks. See “Risk Factors” on page S-7.

		Underwriting
	Price to	Discounts and	Proceeds to
	Public(1)	Commissions	Pioneer(1)

Per note	100%	2.125%	97.875%
Total	$440,000,000	$9,350,000	$430,650,000

(1) Plus accrued interest, if any, from January 22, 2008, if settlement occurs after that date.

The underwriters have a 13-day option to purchase a maximum of $60,000,000 additional principal amount of the notes solely to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the notes will be made in book-entry form on or about January 22, 2008.

Credit Suisse	UBS Investment Bank

Banc of America Securities LLC
BMO Capital Markets
Deutsche Bank Securities

The date of this prospectus supplement is January 15, 2008.

Prospectus Supplement

Prospectus

You should rely only on the information provided in or incorporated by reference in this document or to which we have referred you. We have not authorized anyone to provide you with different information. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document. Our business, financial condition and results of operations may have changed since then.

We provide information to you about this offering of our notes in two separate documents that are bound together: (1) this prospectus supplement, which describes the specific details regarding this offering, and (2) the accompanying prospectus, which provides general information, some of which may not apply to this offering. Generally, when we refer to this “prospectus,” we are referring to both documents combined. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

You should carefully read this prospectus supplement and the accompanying prospectus, including the information incorporated by reference in the prospectus, before you invest. These documents contain information you should consider when making your investment decision.

All references to “we,” “us” or “our” in this prospectus supplement and the accompanying prospectus mean Pioneer Natural Resources Company and its consolidated subsidiaries, unless we indicate otherwise.

i

OUR COMPANY

We are a large, independent oil and gas exploration and production company with operations in the United States, South Africa and Tunisia. Our mission is to enhance stockholder investment returns through strategies that maximize our long-term profitability and net asset value.

Our asset base is anchored by the Spraberry oil field located in West Texas, the Hugoton gas field located in Southwest Kansas, the West Panhandle gas field located in the Texas Panhandle, the Raton gas field in Southern Colorado, and the Pawnee gas field and Edwards gas trend area in South Texas. Complementing these assets, we have exploration and development opportunities and oil and gas production activities in the onshore Gulf Coast area, the Barnett Shale gas field in North Texas, Alaska, South Africa and Tunisia. Combined, our assets create a portfolio of resources and opportunities that are balanced among oil, natural gas liquids and gas and that are also balanced between long-lived, dependable production and exploration and development opportunities. Additionally, we have a team of well-trained and dedicated employees that seeks to maximize the long-term profitability and net asset value inherent in our physical assets.

Our executive offices are located at 5205 N. O’Connor Blvd., Suite 200, Irving, TX 75039, and our telephone number is (972) 444-9001. Our website is www.pxd.com.

THE OFFERING

The following summary contains basic information about this offering and the notes and is not intended to be complete. This summary does not contain all of the information that may be important to you. For a more complete understanding of the terms and provisions of the notes, please refer to the section of this prospectus supplement entitled “Description of the Notes” and the section of the accompanying prospectus entitled “Description of Debt Securities.” For purposes of the description of the notes included in this prospectus supplement, references to “the Company,” “the issuer,” “us,” “we” and “our” refer only to Pioneer Natural Resources Company and do not include any of our subsidiaries.

Issuer	Pioneer Natural Resources Company, a Delaware corporation.

Securities	$440,000,000 aggregate principal amount of 2.875% Convertible Senior Notes due 2038, or the “notes.” We have also granted the underwriters a 13-day option to purchase a maximum of $60,000,000 additional principal amount of the notes solely to cover over-allotments, if any.

Maturity	The notes will mature on January 15, 2038, subject to earlier redemption, repurchase or conversion.

Interest	2.875% per year on the principal amount (such interest rate subject to reduction as described below) from January 22, 2008, payable semi-annually in arrears on January 15 and July 15 of each year, beginning July 15, 2008. Beginning on January 15, 2013, during any six-month period thereafter from January 15 to July 14 and from July 15 to January 14, if the average trading price (as defined herein) of a note for the five consecutive trading days immediately preceding the first day of the applicable six-month interest period equals or exceeds 120% of the principal amount of the note, we will reduce the 2.875% interest rate for the notes to 2.375% solely for the relevant interest period.

Conversion rights	Under the circumstances discussed below, you will be able to surrender your notes for conversion, in whole or in part, into cash and, if applicable, shares of our common stock at any time on or before the close of business on the business day immediately preceding January 15, 2038, unless the notes have been previously redeemed or repurchased. Prior to October 15, 2037, you may convert your notes only in the following circumstances:

• with respect to any calendar quarter commencing after March 31, 2008, if the last reported sale price of our common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than 130% of the base conversion price on such last trading day;

• during the five business-day period following any ten consecutive trading-day period in which the trading price for the notes was less than 97% of the product of the last reported sale price of our common stock and the applicable conversion rate on such day;

• if we have called the particular notes for redemption, until the close of business on the business day prior to the redemption date; or

• upon the occurrence of specified corporate transactions described under “Description of the Notes — Conversion Rights — Conversion Upon Specified Corporate Transactions.”

On or after October 15, 2037, notes may be converted until the close of business on the business day preceding maturity without regard to the foregoing conditions.

Conversion payment	Subject to certain exceptions, we will deliver to holders in respect of each $1,000 principal amount of notes surrendered for conversion a “settlement amount” equal to the sum of the daily settlement amounts for each of the 20 consecutive trading days during the applicable cash settlement averaging period.

The “daily settlement amount,” for each of the 20 consecutive trading days during a cash settlement averaging period, shall consist of:

• cash equal to $50 or, if less, the daily conversion value; and

• to the extent the daily conversion value exceeds $50, a number of shares equal to (A) the difference between the daily conversion value and $50, divided by (B) the applicable stock price of our common stock for such day.

The “daily conversion value” means, for each of the 20 consecutive trading days during a cash settlement averaging period, 1/20th of the product of (1) the applicable conversion rate and (2) the applicable stock price of our common stock on such day.

The “cash settlement averaging period” with respect to any note being converted means the 20 consecutive trading-day period beginning on and including the second trading day after a conversion date (as defined under “Description of the Notes — Conversion Rights — Conversion Procedures”), except that with respect to any conversion date that is on or after the 24th scheduled trading day immediately preceding the maturity date or a redemption date, as applicable, the cash settlement averaging period means the 20 consecutive trading days beginning on and including the 22nd scheduled trading day prior to the maturity date or redemption date, as the case may be.

You will not receive any additional cash payment, including any accrued but unpaid interest, upon conversion of a note except in circumstances described in “Description of the Notes — Interest.” Instead, interest will be deemed paid by the shares of common stock delivered to you upon conversion of a note.

Conversion rate	The applicable conversion rate for any notes to be converted will equal the sum of the daily conversion rate fractions for each of the 20 trading days in the relevant cash settlement averaging period. The daily conversion rate fraction for each trading day in the relevant cash settlement averaging period will be determined as follows:

• if the applicable stock price of our common stock on such trading day is less than or equal to the base conversion price (as defined below), the daily conversion rate fraction for such trading day will be equal to 1/20th of the base conversion rate as it may be adjusted as described under “Description of the Notes — Conversion Rights — Conversion Rate Adjustments”; and

• if the applicable stock price of our common stock on such trading day is greater than the base conversion price, the daily conversion rate fraction for such trading day will be equal to 1/20th of the following:

base conversion rate
+
(applicable stock price of our common
stock on such trading day — base conversion
price) / applicable stock price of our
common stock on such trading day
×
incremental share factor

In no event, however, will the daily conversion rate fraction for any day during the cash settlement averaging period exceed 1/20th of 22.7273 shares of our common stock (the “daily share cap”), subject to adjustment in the same manner as the base conversion rate as described herein.

The “base conversion rate” is initially 13.7741 shares of our common stock, subject to adjustment as described under “Description of the Notes — Conversion Rights — Conversion Rate Adjustments.”

The “base conversion price” is a dollar amount (initially, approximately $72.60) determined by dividing $1,000 by the base conversion rate.

The “incremental share factor” is initially 8.9532, subject to the same proportional adjustment as the base conversion rate.

Increase of conversion rate upon certain fundamental changes	If a make-whole fundamental change (as defined under “Description of the Notes — Conversion Rights — Increase of Applicable

Conversion Rate Upon Conversion Upon Make-Whole Fundamental Change”) occurs prior to January 15, 2013, we may be required in certain circumstances to increase the applicable conversion rate for any notes converted in connection with such fundamental change. A description of how the conversion rate will be increased and a table showing the increase in conversion rate that would apply at various stock prices and effective dates of the fundamental change are set forth under “Description of the Notes — Conversion Rights — Increase of Applicable Conversion Rate Upon Conversion Upon Make-Whole Fundamental Change.”

Sinking fund	None.

Optional redemption	We may not redeem the notes before January 15, 2013. We may redeem the notes, in whole or in part, for cash on or after January 15, 2013, on at least 30 days’ but not more than 60 days’ notice by mail to holders of notes at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus any accrued and unpaid interest to, but excluding, the redemption date.

Optional repurchase right of holders	Holders may require us to repurchase all or a portion of their notes for cash on January 15, 2013, January 15, 2018, January 15, 2023, January 15, 2028, and January 15, 2033, at a purchase price equal to 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the repurchase date.

Repurchase of notes upon a fundamental change	If we undergo a fundamental change (as defined under “Description of the Notes — Fundamental Change Permits Holders to Require Us to Purchase Notes”), you will have the option to require us to purchase all or any portion of your notes for cash. The fundamental change purchase price will be 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

Ranking	The notes will rank equally in right of payment with all our existing and future unsecured senior debt and senior in right of payment to our subordinated debt, if any. The indenture pursuant to which the notes are issued does not limit the amount of debt that we or our subsidiaries may incur. The notes will effectively rank junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness. The notes will also be structurally subordinated in right of payment to all indebtedness and other liabilities and commitments (including trade payables and lease obligations) of our subsidiaries.

Use of proceeds	We estimate that the proceeds from this offering will be approximately $430.0 million, after deducting the underwriters’ discounts and commissions and estimated offering expenses, assuming the underwriters do not exercise their option to purchase additional notes to cover over-allotments. If the underwriters exercise their option to purchase additional notes to cover over-allotments in full, we estimate that the net proceeds from this offering will be approximately $488.7 million, after deducting the underwriters’ discounts and commissions and estimated offering expenses.

We intend to use the net proceeds from this offering to repay a portion of our outstanding principal and accrued interest under our credit facility and pay related fees and expenses. See “Use of Proceeds.”

Trustee and Paying Agent	Wells Fargo Bank, National Association.

Governing law	The indenture and the notes provide that they will be governed by, and construed in accordance with, the laws of the State of New York.

Book-entry form	The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company, which we refer to as “DTC,” and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Absence of a public market for the notes	The notes are new securities, and there is currently no established market for the notes. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and may discontinue any market making with respect to the notes without notice. We do not intend to apply for a listing of the notes on any national securities exchange or any automated dealer quotation system. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes. Our common stock is listed on the New York Stock Exchange under the symbol “PXD.”

Material U.S. federal income tax considerations	For United States federal income tax purposes, we intend to treat the notes as indebtedness subject to the special regulations governing contingent payment debt instruments, which we refer to as the “contingent payment debt regulations.” Pursuant to the contingent payment debt regulations, a U.S. Holder (as defined under “Material U.S. Federal Income Tax Considerations”) will generally be required to accrue interest income on the notes, subject to certain adjustments, at a rate of 6.75%, compounded semi-annually, regardless of whether the holder uses the cash or accrual method of tax accounting. Accordingly, U.S. Holders will generally be required to include interest in taxable income in each year in excess of any interest payments (whether fixed or contingent) actually received in that year. For this purpose, a conversion of the notes will be treated as the receipt of a contingent payment with respect to the notes, which may produce an adjustment to a U.S. Holder’s interest accruals. Under the contingent payment debt regulations, gain recognized upon a conversion, exchange, redemption or sale of a note will generally be treated as ordinary interest income; loss will be treated as ordinary loss to the extent of interest previously included in income, and thereafter capital loss (the deductibility of which is subject to limitations).

In addition, the conversion rate for the notes will be adjusted in certain circumstances, as described under “Description of the Notes — Conversion Rights — Conversion Rate Adjustments.” Such

adjustments (or failure to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to you, notwithstanding the fact that you do not receive a cash payment. Any deemed distribution will be taxable as a dividend, return of capital, or capital gain in accordance with the tax rules applicable to corporate distributions. Deemed dividends received by U.S. Holders may not be eligible for the reduced rates of tax applicable to qualified dividend income of individuals or for the dividends received deduction generally available to U.S. corporations, and deemed dividends received by Non-U.S. Holders (as defined under “Material U.S. Federal Income Tax Considerations”) may be subject to United States federal withholding tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) applied to the gross amount of any such deemed dividends.

Because any deemed distributions resulting from certain adjustments, or failures to make adjustments, to the conversion rate described under “Material U.S. Federal Income Tax Considerations — Non-U.S. Holders — Dividends on Common Stock and Constructive Distributions” will not give rise to any cash from which any United States federal withholding tax applicable to a Non-U.S. Holder can be satisfied, the indenture provides that we (or a third party withholding agent) may set off any withholding tax that we (or such third party) are required to collect with respect to any such deemed distribution against cash payments of interest or from cash or shares of our common stock deliverable to a holder upon a conversion, redemption or repurchase of a note. See “Material U.S. Federal Income Tax Considerations.”

Risk factors	Investment in the notes involves risk. You should carefully consider the information under the section titled “Risk Factors” and all other information included in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference before investing in the notes.

RISK FACTORS

If you purchase our notes, you will take on financial risk. Before buying our notes in this offering, you should carefully consider the risks relating to an investment in the notes described below, as well as other information contained in this prospectus supplement and the accompanying prospectus. Additionally, you should carefully consider the risks to our business described in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, in particular, the risks described in our Annual Report on Form 10-K for the year ended December 31, 2006, and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2007. These risks could result in the loss of all or part of your investment.

Risks Related to the Notes

The notes will be effectively subordinated to certain of our debt.

The notes will be our senior unsecured obligations and will rank pari passu with all of our other existing and future senior unsecured debt. In addition, we are a holding company and conduct all of our operations through subsidiaries, and the notes will be structurally subordinated to all obligations of our subsidiaries. At September 30, 2007, on an as-adjusted basis to give effect to the use of proceeds from this offering as described in “Use of Proceeds,” we would have had $2.3 billion of indebtedness for borrowed money ranking pari passu in right of payment with the notes, and our subsidiaries would have had aggregate balance sheet liabilities of $1.5 billion.

Any right of ours to receive assets of any of our subsidiaries upon their liquidation or reorganization and the consequent right of the holders of the notes to participate in those assets will be subject to the claims of that subsidiary’s creditors, including trade creditors, except to the extent that we are recognized as a creditor of that subsidiary, in which case our claims would still be subordinate to any security interests in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by us.

Our holding company structure creates a dependence on the earnings of our subsidiaries and may impair our ability to repay the notes.

We are a holding company whose assets consist of direct and indirect ownership interests in, and whose business is conducted substantially through, its subsidiaries. Consequently, our ability to repay our debt, including the notes, depends on the earnings of our subsidiaries, as well as our ability to receive funds from such subsidiaries through dividends, repayment of intercompany notes or other payments. The ability of our subsidiaries to pay dividends, repay intercompany notes or make other advances to us is subject to restrictions imposed by applicable laws, tax considerations and the terms of agreements governing our subsidiaries. Our foreign subsidiaries in particular may be subject to currency controls, repatriation restrictions, withholding obligations on payments to us, and other limits.

A change of control may adversely affect our liquidity and require refinancing of our credit facility.

A change of control would constitute a default under our credit facility. Upon such a default, the lenders may declare any outstanding obligations under the credit facility immediately due and payable. We may not have sufficient funds available to repay all of the indebtedness under our credit facility in the event of a change of control. If this occurs, we may be required to refinance the indebtedness under our credit facility. There can be no assurance that we would be able to refinance our indebtedness or, if a refinancing were to occur, that the refinancing would be on terms favorable to us.

The notes currently have no established trading or other public market.

Prior to this offering, there has been no trading market for the notes. We do not intend to apply for a listing of the notes on any national securities exchange or any automated dealer quotation system. The underwriters have advised us that they currently intend to make a market in the notes after the offering is completed. However, they are not obligated to do so and may discontinue market making with respect to the notes without notice. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, there can be no assurance that an active trading market will develop for the notes.

Conversion of the notes or future sales or issuances of common stock may dilute the ownership interest of existing stockholders, including holders who have previously converted their notes. Such dilution may adversely affect the trading price of our common stock and the notes.

We may issue equity securities in the future for a number of reasons, including to finance our operations and business strategy, to acquire assets or companies, to adjust our ratio of debt to equity, or for other reasons. Any issuance of equity securities after this offering, including the issuance of shares, if any, upon conversion of the notes, could dilute the interests of our existing stockholders, including holders who have previously received shares upon conversion of their notes, and could substantially affect the trading price of our common stock and the notes. In addition, the anticipated conversion of the notes into shares of our common stock could depress the price of our common stock.

In addition, the price of our common stock could also be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that may develop involving our common stock. The hedging or arbitrage could, in turn, affect the trading price of the notes.

Beginning on January 15, 2013, the interest rate on the notes is subject to reduction in certain circumstances.

Beginning on January 15, 2013, during any six-month period thereafter from January 15 to July 14 and from July 15 to January 14, if the average trading price (as defined herein) of a note for the five consecutive trading days immediately preceding the first day of the applicable six-month interest period equals or exceeds 120% of the principal amount of the note, we will reduce the 2.875% interest rate for the notes to 2.375% solely for the relevant interest period. See “Description of the Notes — Interest.” We cannot predict the trading price of the notes; as a result, there can be no assurance that the interest rate on the notes will not be subject to reduction for some or all of the interest periods occurring on or after January 15, 2013.

We and our subsidiaries may still be able to incur substantially more debt, and this could further exacerbate the risks described in this prospectus supplement.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. We will not be restricted under the terms of the notes or the indenture pursuant to which the notes are to be issued from incurring additional indebtedness, including secured debt. In addition, the notes do not require us to achieve or maintain any minimum financial results relating to our financial condition or results of operations. Our ability to recapitalize, incur additional debt, and take a number of other actions that are not limited by the terms of the notes could have the effect of diminishing our ability to make payments on the notes when due. In addition, we are not restricted from repurchasing common stock by the terms of the notes.

We may not be able to pay interest on the notes or repurchase the notes at the option of the holder on specified dates or upon a fundamental change.

The notes bear interest at a rate of 2.875% per year, subject to reduction in certain circumstances. In addition, on January 15, 2013, January 15, 2018, January 15, 2023, January 15, 2028, and January 15, 2033, holders of the notes have the right to require us to repurchase all or a portion of their notes for cash at a price equal to 100% of their principal amount plus any accrued and unpaid interest up to, but excluding the repurchase date. Holders of notes also have the right to require us to repurchase all or a portion of their notes for cash upon the occurrence of a fundamental change. In addition, upon conversion of the notes, you will have the right to receive a cash payment under certain circumstances. We may not have sufficient funds to pay interest to the note holders or to make the required cash repurchase of the notes, or make the cash payment, if any, required upon conversion at the applicable time and, in such circumstances, may not be able to arrange the necessary financing on favorable terms, if at all. In addition, our ability to make the required repurchase upon a fundamental change may be limited by law or the terms of other debt agreements or securities. Our failure to pay interest on the notes or to make the required cash repurchase or cash payment, as the case may be, would constitute an event of default under the indenture governing the notes which, in turn, could constitute an event of default under other debt agreements or securities, thereby resulting in their acceleration and required prepayment and thereby further restricting our ability to make such interest payments and repurchases. Any inability on our part to pay for your notes that are tendered for repurchase or conversion could result in your receiving substantially less than the principal amount of the notes. See “Description of the Notes — Interest,” “Description of the Notes — Conversion Rights — Payment Upon Conversion,” “Description of the Notes — Fundamental Change Permits Holders to Require Us to Purchase Notes” and “Description of the Notes — Repurchase of Notes by Us at Option of Holder.”

Your right to convert the notes is conditional, which could impair the value of the notes.

The notes are convertible only if specified conditions are met. If the specified conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the value of the cash and shares into which the notes would otherwise be convertible.

The market price of the notes could be significantly affected by the market price of our common stock and other factors.

We expect that the market price of our notes will be significantly affected by the market price of our common stock. This may result in greater volatility in the market price of the notes than would be expected for nonconvertible debt securities. The market price of our common stock will likely continue to fluctuate in response to the factors discussed elsewhere in “Risk Factors,” among others, many of which are beyond our control.

Settlement of all conversions may be delayed and, as a result, you may receive less consideration than expected for your notes.

Upon conversion of the notes, settlement may be delayed until after the 24th trading day following the relevant conversion date. See “Description of the Notes — Conversion Rights — General.” As a result, upon conversion of the notes, the value of the common stock you receive may be less than expected because the value of our common stock may decline (or not appreciate as much as you may expect) between the day that you exercise your conversion right and the day our conversion obligation in respect of your notes is finally determined. In addition, upon conversion, you may receive shares of our common stock with a value less than the principal amount of notes being converted because the value of our common stock may decline (or not appreciate as much as you expect) between the day that you exercise your conversion right and the day our conversion obligation in respect of your notes is finally determined.

In the event of a default, we may have insufficient funds to make any payments due on the notes.

A default under the indenture and the supplemental indenture thereto pursuant to which the notes are issued could lead to a default under existing and future agreements governing our indebtedness. If, due to a default, the repayment of related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay such indebtedness and the notes.

The notes are not protected by restrictive covenants.

The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. In addition, the indenture does not contain covenants or other provisions to afford protection to holders of the notes in the event of a change of control involving us except to the extent described under “Description of the Notes — Fundamental Change Permits Holders to Require Us to Purchase

Notes” and “Description of the Notes — Conversion Rights — Increase of Applicable Conversion Rate Upon Conversion Upon Make-Whole Fundamental Change.”

The base conversion rate and the incremental share factor for the notes may not be adjusted for all dilutive events.

The base conversion rate and the incremental share factor of the notes are subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of the Notes — Conversion Rights — Conversion Rate Adjustments.” Neither the base conversion rate nor the incremental share factor will be adjusted, however, for other events, such as a third party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the notes or our common stock. In addition, an event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the base conversion rate or the incremental share factor.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to purchase the notes.

Upon the occurrence of a fundamental change, you have the right to require us to purchase your notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of certain transactions. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change requiring us to purchase the notes. In the event of any such transaction, the holders would not have the right to require us to purchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

The adjustment to the applicable conversion rate for notes converted in connection with certain corporate transactions may not adequately compensate you for any lost value of your notes as a result of such transaction.

If a “make-whole fundamental change” as described under “Description of the Notes — Conversion Rights — Increase of Applicable Conversion Rate Upon Conversion Upon Make-Whole Fundamental Change” occurs prior to January 15, 2013, under certain circumstances we will increase the applicable conversion rate for notes converted in connection with such specified corporate transaction. The increase in the applicable conversion rate will be determined based on the effective date of such corporate transaction and the price paid per share for our common stock in, or, under certain circumstances, the average price of our common stock over a five trading-day period immediately preceding the effective date of, such corporate transaction, as described below under “Description of the Notes — Conversion Rights — Increase of Applicable Conversion Rate Upon Conversion Upon Make-Whole Fundamental Change.” The adjustment to the applicable conversion rate for notes converted in connection with such corporate transaction may not adequately compensate you for any lost value of your notes as a result of such transaction. In addition, if the price paid per share for our common stock in, or the average price of our common stock over a five trading-day period immediately preceding the effective date of, such corporate transaction is greater than $145.00 per share, or less than $44.00 per share, no adjustment will be made to the applicable conversion rate. In addition, in no event will the applicable conversion rate after this adjustment exceed 22.7273 per $1,000 principal amount of notes, subject to adjustments in the same manner as the base conversion rate as set forth under “Description of the Notes — Conversion Rights — Conversion Rate Adjustments.”

Our obligation to increase the applicable conversion rate in connection with any such specified corporate transaction could be considered a penalty, in which case the enforceability thereof would be subject to general principles of law and equity.

Holding the notes does not entitle you to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

As a holder of the notes, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting our common stock. You will have rights with respect to our common stock only if you convert your notes, which you are permitted to do only in the limited circumstances described in this prospectus supplement. For example, in the event that an amendment is proposed to our amended and restated certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to your conversion, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or rights of our common stock.

We may issue preferred stock with rights senior to our common stock.

Our amended and restated certificate of incorporation authorizes the issuance of up to 100,000,000 shares of preferred stock without stockholder approval. The shares may have dividend, voting, liquidation and other rights and preferences that are senior to the rights of our common stock. In addition, such shares of preferred stock may be convertible into shares of our common stock. Conversion of shares of our preferred stock into shares of our common stock may dilute the value of our common stock, which may adversely affect the value of your notes. The rights and preferences of any class or series of preferred stock issued by us would be established by our board of directors in its sole discretion.

Our amended and restated certificate of incorporation, our stockholder rights plan, and Delaware law may have the effect of delaying or preventing a change of control, which could adversely affect the value of the shares of our common stock underlying the notes and the notes themselves.

In addition to the ability of our board of directors to issue shares of preferred stock, our amended and restated certificate of incorporation contains various provisions that may have the effect of hindering or delaying a change in control of our company, including a classified board of directors, a “fair price” provision applicable to certain business combinations, advance notice provisions for stockholder business to be presented at a meeting of stockholders, and a prohibition on the ability of stockholders to act by written consent. We have also adopted a stockholder rights plan, and attached to each share of our common stock is a preferred share purchase right, which may cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors, except in the case of an offer conditioned on a substantial number of rights being acquired. We are also subject to Section 203 of the Delaware General Corporation Law, which prohibits a defined set of transactions between a Delaware corporation, such as us, and an interested stockholder as defined in the statute. Section 203 might also hinder or delay a change in control of our company. These provisions of our amended and restated certificate of incorporation, our stockholder rights plan, and Section 203 of the Delaware General Corporation Law, along with anti-takeover provisions that our board of directors might include in preferred stock that they may choose to issue, could depress the market price of our common stock into which the notes are convertible upon the terms described in this prospectus supplement, as well as limit our stockholders’ ability to receive a premium on their shares by discouraging takeover and tender offer bids, even if those events might be beneficial to stockholders.

Provisions of the notes could discourage an acquisition of us by a third party.

Certain provisions of the notes could make it more difficult or more expensive for a third party to acquire us. Upon the occurrence of certain transactions constituting a fundamental change, holders of the notes will have the right, at their option, to require us to repurchase for cash any or all of their notes at a price equal to 100% of the principal amount plus any accrued and unpaid interest. See “Description of the Notes — Fundamental Change Permits Holders to Require Us to Purchase Notes.” We also may be required to issue additional shares of our common stock upon conversion of outstanding notes in the event of certain corporate transactions. See “Description of the Notes — Conversion Rights — Increase of Applicable Conversion Rate Upon Conversion Upon Make-Whole Fundamental Change.”

The Financial Accounting Standards Board, or FASB, is currently contemplating changes to the accounting standards applicable to financial instruments such as the notes. If those changes were to be implemented and became applicable to the notes, we would have to report interest expense for the notes higher than the interest expense we are required to report under current interpretations.

The FASB is currently evaluating the accounting standards applicable to convertible securities, like the notes, that may be settled with a combination of cash and stock. The proposed changes, if implemented, would require us to recognize the estimated fair value of the conversion option as an original issue discount, and to amortize the discount over the term of the notes. Generally accepted accounting principles currently applicable to the notes require us to report interest expense based on the stated coupon rate and transaction expenses. If the proposed changes were to be adopted and made applicable to the notes, we would be required to include, as a component of interest expense, a portion of the estimated fair value of the conversion option for each year the notes remain outstanding. The total interest rate to be recognized under such modified accounting standards could be significantly more than the stated coupon rate of the notes. If they occur, these changes would reduce our earnings and could adversely affect the price at which our common stock trades, but would have no effect on the amount of cash interest paid to note holders or on our cash flows. We are unable to estimate the likelihood that the proposed changes will be adopted, whether they will apply to the notes, or the date they would be effective if adopted.

You should consider the U.S. federal income tax consequences of owning the notes.

Under the indenture governing the notes, we will agree, and by acceptance of a beneficial interest in a note each holder of a note will be deemed to have agreed, to treat the notes as indebtedness for U.S. federal income tax purposes that is subject to the Treasury regulations governing contingent payment debt instruments. For U.S. federal income tax purposes, interest income on the notes will accrue at the rate of 6.75% per year, compounded semi-annually, which rate represents our determination of the yield at which we could issue a comparable noncontingent, non-convertible, fixed-rate debt instrument with terms and conditions otherwise similar to the notes. A U.S. Holder (as that term is defined in “Material U.S. Federal Income Tax Considerations”) will be required to accrue interest income on a constant yield to maturity basis at this rate (subject to certain adjustments), with the result that a U.S. Holder generally will recognize taxable income significantly in excess of the interest payments actually received while the notes are outstanding.

A U.S. Holder will also recognize gain or loss on the sale, conversion, exchange, redemption or retirement of a note in an amount equal to the difference between the amount realized on the sale, conversion, exchange, redemption or retirement of the note, including in the case of a conversion, the fair market value of our common stock received, if any, and the U.S. Holder’s adjusted tax basis in the note. Any gain recognized on the sale, conversion, exchange, redemption or retirement of a note generally will be ordinary interest income and any loss will be ordinary loss to the extent of the interest previously included in income, and thereafter, capital loss. The material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes are summarized in this prospectus supplement under the heading “Material U.S. Federal Income Tax Considerations.”

You may have to pay taxes with respect to distributions on our common stock that you do not receive.

The conversion rate of the notes will be adjusted in certain circumstances. See “Description of the Notes — Conversion Rights — Conversion Rate Adjustments” and “Description of the Notes — Conversion Rights — Increase of Applicable Conversion Rate Upon Conversion Upon Make-Whole Fundamental Change.” Such adjustments (or failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to you, notwithstanding the fact that you do not receive such distribution. In addition, Non-U.S. Holders (as defined in “Material U.S. Federal Income Tax Considerations”) of the notes may, in these circumstances, be deemed to have received a distribution subject to United States federal withholding tax requirements, which we may satisfy by withholding from cash payments of interest or from cash or shares of our common stock deliverable to a holder upon a conversion, redemption or repurchase of a note. The adjustment to the conversion rate of notes converted in connection with certain changes of control, as described under “Description of the Notes —

Conversion Rights — Increase of Applicable Conversion Rate Upon Conversion Upon Make-Whole Fundamental Changes,” also may be treated as a taxable distribution. Please read “Material U.S. Federal Income Tax Considerations.”

Risks Related to Our Business

In addition to the risks set forth in this prospectus supplement, our business is subject to numerous risks and uncertainties that could materially affect our business, financial condition or future results. These risks are discussed in our annual and quarterly reports and other documents we file with the SEC. You should carefully consider these risks before investing in the notes. See “Where You Can Find More Information.”

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, and the documents we incorporate by reference contain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995. The forward-looking statements speak only as of the date made, and we undertake no obligation to update forward-looking statements. These forward-looking statements may be identified by the use of the words “believe,” “expect,” “anticipate,” “will,” “contemplate,” “would” and similar expressions that contemplate future events. These statements appear in a number of places in the documents we incorporate by reference. All statements other than statements of historical fact included or incorporated in this prospectus supplement or the accompanying prospectus, including statements regarding the financial position, business strategy, production and reserve growth and other plans and objectives for our future operations, are forward-looking statements.

Although we believe that such forward-looking statements are based on reasonable assumptions, we give no assurance that our expectations will in fact occur. Important factors could cause actual results to differ materially from those in the forward-looking statements, including factors identified in our periodic reports incorporated in this prospectus by reference. Forward-looking statements are subject to risks and uncertainties and include information concerning general economic conditions and possible or assumed future results of operations, estimates of oil and gas production and reserves, drilling plans, future cash flows, anticipated capital expenditures, the level of future expenditures for environmental costs, and our management’s strategies, plans and objectives.

All forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary statement.

USE OF PROCEEDS

The net proceeds that we will receive from the sale of our notes in this offering are approximately $430.0 million, after deducting underwriting discounts and commissions and estimated offering expenses. If the underwriters exercise their option to purchase additional notes to cover over-allotments in full, we estimate that the net proceeds from this offering will be approximately $488.7 million, after deducting the underwriters’ discounts and commission and estimated offering expenses.

We plan to use the net proceeds from this offering to repay a portion of the amount currently outstanding under our credit facility and pay related fees and expenses. See “Description of Bank Indebtedness” for a description of our credit facility. As of January 15, 2008, we had $1.1 billion of outstanding borrowings under our credit facility (at an average interest rate of 5.57%). The credit facility matures in April 2012 unless extended in accordance with its terms.

PRICE RANGE OF OUR COMMON STOCK AND DIVIDEND POLICY

Set forth below, for the periods indicated, are the high and low sale prices per share of common stock as reported by the New York Stock Exchange.

	High	Low

2005
First Quarter	$44.82	$32.91
Second Quarter	$45.24	$36.67
Third Quarter	$56.35	$39.66
Fourth Quarter	$55.98	$45.39
2006
First Quarter	$54.46	$37.98
Second Quarter	$46.75	$36.43
Third Quarter	$46.70	$37.07
Fourth Quarter	$44.46	$36.48
2007
First Quarter	$43.62	$37.18
Second Quarter	$54.17	$42.53
Third Quarter	$49.78	$35.51
Fourth Quarter	$54.87	$42.92

On January 15, 2008, the last reported sale price of our common stock on the New York Stock Exchange was $44.00 per share.

We have paid dividends to the holders of our common stock of $.27 per share, $.25 per share and $.22 per share during each of the years ended December 31, 2007, 2006 and 2005, respectively. The following table sets forth dividends declared per share for the years ended December 31, 2007, 2006 and 2005:

Period	Q1	Q2	Q3	Q4	Totals

2005	$.10	—	$.12	—	$.22
2006	$.12	—	$.13	—	$.25
2007	$.13	—	$.14	—	$.27

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for the periods indicated:

	Nine Months
	Ended
	September 30,	Year Ended December 31,
	2007	2006	2005	2004	2003	2002

Ratio of earnings to fixed charges(a)	2.81	3.28	3.62	3.13	2.76	1.51

(a)	The ratio has been computed by dividing earnings by fixed charges. For purposes of computing the ratio:

• earnings consist of income from continuing operations before income taxes, cumulative effect of change in accounting principle, adjustment for minority interests in the earnings of consolidated subsidiaries and adjustment for capitalized interest, plus fixed charges; and

• fixed charges consist of interest expense, capitalized interest and the portion of rental expense deemed to be representative of the interest component of rental expense.

CAPITALIZATION

The following table sets forth, as of September 30, 2007, our consolidated capitalization:

•	on a consolidated historical basis; and

•	on a consolidated as-adjusted basis to reflect:

•	the receipt of estimated net proceeds of approximately $430.0 million from the issuance of our notes in this offering (assuming the underwriters’ option to purchase additional notes is not exercised); and

•	the application of $430.0 million of the net proceeds from the issuance of our notes in this offering to reduce outstanding indebtedness under our credit facility.

You should read this table in conjunction with our consolidated financial statements and notes, and Management’s Discussion and Analysis of Financial Condition and Results of Operations, included in our Quarterly Report on Form 10-Q for the nine months ended September 30, 2007.

	September 30, 2007
	Historical	As Adjusted
	(In thousands)

Long-term debt:
Line of credit	$970,000	$540,045
6.50% senior notes due 2008	3,777	3,777
5.875% senior notes due 2012	6,110	6,110
5.875% senior notes due 2016	526,875	526,875
6.65% senior notes due 2017	500,000	500,000
6.875% senior notes due 2018	450,000	450,000
7.20% senior notes due 2028	250,000	250,000
2.875% convertible senior notes due 2038	—	440,000

	2,706,762	2,716,807
Issuance discounts and premiums, net	(92,853)	(92,853)
Net deferred fair value hedge losses	(3,226)	(3,226)

Total long-term debt	2,610,683	2,620,728
Stockholders’ equity:
Common stock	1,233	1,233
Additional paid-in capital	2,683,575	2,683,575
Treasury stock	(247,599)	(247,599)
Retained earnings	621,582	621,582
Accumulated other comprehensive income (loss):
Net deferred hedge losses, net of tax	(125,343)	(125,343)
Cumulative translation adjustment	131,278	131,278

Total stockholders’ equity	3,064,726	3,064,726

Total capitalization	$5,675,409	$5,685,454

DESCRIPTION OF BANK INDEBTEDNESS

We currently have a credit facility with JPMorgan Chase Bank, N.A., as administrative agent, and a syndicate of participating banks. The credit facility matures in April 2012 unless extended in accordance with its terms. The credit facility provides for initial aggregate loan commitments of $1.5 billion, which may be increased to a maximum aggregate amount of $2.0 billion if the lenders increase their loan commitments or if loan commitments of new financial institutions are added to the credit facility. Borrowings under the credit facility may be in the form of revolving loans or swing-line loans. Aggregate outstanding swing-line loans may not exceed $150 million. Revolving loans bear interest, at our option, based on (1) a rate per annum equal to the higher of the prime rate announced from time to time by JPMorgan Chase Bank, N.A. (7.25% per annum at December 31, 2007), or the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System during the last preceding business day (3.06% per annum at December 31, 2007) plus 0.50% or (2) a base Eurodollar rate, substantially equal to the London Interbank Offered Rate, or LIBOR (4.60% per annum at December 31, 2007), plus a margin that is determined by a reference grid based on our debt rating (0.75% per annum at December 31, 2007). Swing-line loans bear interest at a rate per annum equal to the “ASK” rate for Federal funds periodically published by the Dow Jones Market Service plus the same margin. We pay commitment fees on the undrawn amounts under the credit facility that are determined by reference to a grid based on our debt rating (0.125% per annum at December 31, 2007). As of January 15, 2008, we had borrowings of $1.1 billion under the credit facility.

The credit facility contains certain financial covenants, which include (i) the maintenance of a ratio of total debt to book capitalization less intangible assets, accumulated other comprehensive income and certain noncash asset impairments not to exceed 0.60 to 1.0; and (ii) the maintenance of a ratio of the net present value of projected future cash flows from our proved reserves to total debt of at least 1.75 to 1.0 until we achieve an investment grade rating by Moody’s Investors Service, Inc. or Standard & Poors Ratings Group, Inc.

The terms of the credit facility provide for customary representations and warranties, negative and affirmative covenants (in addition to the financial covenants described above) and events of default. The lenders may declare any outstanding obligations under the credit facility immediately due and payable upon the occurrence, and during the continuance of, an event of default, which includes a defined change in control of our company. As of January 15, 2008, we were in compliance with all of the debt covenants of the credit facility.

As of January 15, 2008, we had $80.0 million of undrawn letters of credit. The letters of credit outstanding under the credit facility are subject to a per annum fee, based on a grid of our debt rating, representing our LIBOR margin (0.75% at January 15, 2008) plus 0.125%. As of January 15, 2008, we had unused borrowing capacity of $295 million under the credit facility.

DESCRIPTION OF THE NOTES

The terms of the notes we are offering are described below. The notes are a series of debt securities that are described in the prospectus that follows this prospectus supplement. The provisions described below supplement, and to the extent they conflict with, they supersede, the information in the prospectus with respect to the notes.

In this description, the words “we,” “us,” “our” or “Pioneer” refer only to Pioneer Natural Resources Company and not to any of its subsidiaries.

We will issue the notes as a series of debt securities under our indenture and a supplemental indenture, each to be dated as of the closing of this offering between us and Wells Fargo Bank, National Association. The indenture and the supplemental indenture with respect to the notes are governed by the Trust Indenture Act of 1939, or the “Trust Indenture Act.” The terms of the notes include those stated in the indenture and the supplemental indenture and those made part of the indenture by reference to the Trust Indenture Act. We urge you to read the indenture and the supplemental indenture because they, and not this description, define your rights as a holder of the notes.

You may request a copy of the indenture from us. See “Where You Can Find More Information.”

References to “days” in this Description of the Notes refer to calendar days.

General

We are offering $440,000,000 aggregate principal amount of our 2.875% Convertible Senior Notes due 2038 (or $500,000,000 if the underwriters exercise their over-allotment option in full), which we refer to as the “notes.” We use the term “note” in this prospectus supplement to refer to each $1,000 principal amount of notes. The notes will mature on January 15, 2038, subject to earlier conversion, redemption or repurchase.

The notes:

•	will be general unsecured senior obligations;

•	will be issued in denominations of $1,000 and integral multiples of $1,000;

•	will be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in certificated form as described below under “— Book-Entry, Settlement and Clearance”;

•	will not be subject to defeasance or any sinking fund provision;

•	will rank equally in right of payment to any of our existing or future unsecured senior debt; and

•	will effectively rank junior to any of our secured debt to the extent of the value of the assets securing such indebtedness, and will be structurally subordinated to all liabilities of our subsidiaries.

On or prior to the business day immediately preceding the maturity date, subject to certain conditions described herein, the notes may be converted based on the applicable conversion rate described below under “— Conversion Rights — General.” As described below under “— Conversion Rights — Payment Upon Conversion,” we will settle conversions of notes by delivering cash and, if applicable, shares of our common stock subject to the fulfillment of certain conditions applicable to the conversion rate. Holders will not receive any separate cash payment for interest, if any, accrued and unpaid to the conversion date except under the circumstances described below under “— Conversion Rights — Conversion Procedures.”

We may redeem the notes at our option, in whole or in part, beginning on January 15, 2013, as described below under “— Optional Redemption by Us.”

The notes will be subject to repurchase by us at the holders’ option on January 15, 2013, January 15, 2018, January 15, 2023, January 15, 2028, and January 15, 2033, on the terms and at the repurchase prices set forth below under “— Repurchase of Notes by Us at Option of Holder.”

The notes will also be subject to repurchase by us at the holders’ option upon the occurrence of a fundamental change, on the terms and at the purchase prices set forth below under “— Fundamental Change Permits Holders to Require Us to Purchase Notes.”

If any interest payment date, maturity date, redemption date, repurchase date or fundamental change repurchase date falls on a day that is not a business day, then the required payment or delivery will be made on the next succeeding business day with the same force and effect as if made on the date that the payment or delivery was due, and no additional interest will accrue on that payment for the period from and after the interest payment date, maturity date, redemption date, repurchase date or fundamental change repurchase date, as the case may be, to that next succeeding business day.

We may, without the consent of the holders, reopen the indenture for the notes and issue additional notes under the indenture with the same terms and with the same CUSIP numbers as the notes offered hereby in an unlimited aggregate principal amount; provided that no such additional notes will be treated as part of the same series as the notes unless they will be fungible with the notes offered hereby for U.S. federal income tax purposes. We may also from time to time repurchase the notes in open market purchases or negotiated transactions without prior notice to holders.

The registered holder of a note will be treated as the owner of it for all purposes.

The indenture does not limit the amount of debt that may be issued by us or our subsidiaries under the indenture or otherwise.

Other than restrictions described under “— Fundamental Change Permits Holders to Require Us to Purchase Notes” and “— Consolidation, Merger and Sale of Assets” below, and except for the provisions set forth under “— Conversion Rights — Increase of Applicable Conversion Rate Upon Conversion Upon Make-Whole Fundamental Change,” the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating, including as a result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect the holders of the notes.

Payments on the Notes; Paying Agent and Registrar

We will pay principal of certificated notes at the office or agency designated by us in the United States. We have initially designated a corporate trust office of Wells Fargo Bank, N.A. as the paying agent and registrar of the notes and its agency in Minneapolis, Minnesota, as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar. Interest on certificated notes will be payable (1) to holders holding certificated notes having an aggregate principal amount of $1,000,000 or less of notes by check mailed to the holders of such notes and (2) to holders holding certificated notes having an aggregate principal amount of more than $1,000,000 of notes either by check mailed to each holder or, upon application by a holder to the registrar not later than the relevant record date, by wire transfer in immediately available funds to that holder’s account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

We will pay principal of and interest on notes in global form registered in the name of or held by The Depository Trust Company or its nominee in immediately available funds to The Depository Trust Company or its nominee, as the case may be, as the registered holder of such global note.

Interest

The notes will bear interest at a rate of 2.875% per year (such interest rate subject to reduction as described below). Interest will accrue from January 22, 2008, and will be payable semi-annually in arrears on January 15 and July 15 of each year, beginning July 15, 2008. Beginning on January 15, 2013, during any six-month period thereafter from January 15 to July 14 and from July 15 to January 14, if the average trading price (as defined herein) of a note for the five consecutive trading days immediately preceding the first day of the applicable six-month interest period equals or exceeds 120% of the principal amount of the note, we will reduce the 2.875% annual interest rate for the notes to 2.375% per annum solely for the relevant interest period.

“Trading price” of the notes on any determination date means the average of the secondary market bid quotations per note obtained by the bid solicitation agent for $5,000,000 aggregate principal amount of the notes at approximately 3:30 p.m., New York City time, on the determination date from three independent nationally recognized securities dealers we select; provided that if:

•	three such bids cannot reasonably be obtained by the bid solicitation agent, but two such bids are obtained, then the average of the two bids shall be used, and

•	only one such bid can reasonably be obtained by the bid solicitation agent, that one bid shall be used;

provided further that, for purposes of determining the interest rate on the notes, if no bids are received or, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the notes on any determination date, then the trading price of the notes on any such date will equal (1) the applicable conversion rate of the notes as of such determination date multiplied by (2) the average of the last reported sale prices of our common stock for the five consecutive trading days ending on such determination date. For purposes of the foregoing, the “applicable conversion rate” on any day will be (i) if the last reported sale price of our common stock on the trading day immediately preceding such day is less than or equal to the base conversion price, the base conversion rate and (ii) if such last reported sale price of our common stock is greater than the base conversion price, the base conversion rate plus a number of shares equal to the product of (a) the incremental share factor and (b) (1) the difference between such last reported sale price and the base conversion price divided by (2) such last reported sale price.

The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock is listed for trading. If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “last reported sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization. If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

The bid solicitation agent will initially be the trustee. We may change the bid solicitation agent, but the bid solicitation agent may not be an affiliate of ours.

Interest will be paid to the person in whose name a note is registered at the close of business on January 1 or July 1 (each a “record date”), as the case may be (whether or not a business day), immediately preceding the relevant interest payment date; provided, however, if notes are surrendered for conversion after 5:00 p.m., New York City time, on a regular record date but prior to 9:00 a.m., New York City time, on the immediately following interest payment date, holders of such notes at 5:00 p.m., New York City time, on the record date will receive the interest, if any, payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes, upon surrender for conversion during the period after 5:00 p.m., New York City time, on any regular record date but prior to 9:00 a.m., New York City time, on the immediately following interest payment date, must be accompanied by funds equal to the amount of interest, if any, payable on the notes so converted; provided that no such payment need be made:

•	if we have specified a redemption date or a fundamental change repurchase date (as defined below) that is after a record date and on or prior to the business day immediately following the interest payment date;

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note; or

•	if the notes are surrendered for conversion after 5:00 p.m., New York City time, on the regular record date immediately preceding the maturity date and before 5:00 p.m., New York City time, on the business day immediately preceding the maturity date for the notes.

Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

Unless the context requires otherwise, all references to the term “interest” in this prospectus supplement are deemed to include additional interest, if any, that accrues and is payable in connection with our failure to comply with our reporting obligations under the indenture as set forth below under “— Events of Default.”

Ranking

The notes will be:

•	general unsecured senior obligations;

•	equal (“pari passu”) in ranking with all of our existing and future unsecured senior indebtedness; and

•	senior in right of payment to all of our existing and future subordinated indebtedness.

At September 30, 2007, we had approximately $2.7 billion of indebtedness for borrowed money ranking pari passu in right of payment with the notes, including approximately $970.0 million of the amount currently outstanding under our credit facility, of which we intend to repay approximately $430.0 million with the net proceeds from this offering (assuming the underwriters do not exercise their over-allotment option).

The notes will be effectively subordinated in right of payment to all of our existing and future secured or guaranteed indebtedness to the extent of the value of the assets securing such indebtedness or of the value of the subsidiaries providing the guarantees. In addition, we are a holding company and conduct all of our operations through subsidiaries, and the notes will be structurally subordinated to all obligations of our subsidiaries. At September 30, 2007, our subsidiaries had aggregate balance sheet liabilities of $1.5 billion to which the notes would have been structurally subordinate.

Substantially all of our operating income and cash flow is generated by our subsidiaries. As a result, funds necessary to meet our debt service obligations are provided in part by distributions or advances from our subsidiaries. Under certain circumstances, contractual and legal restrictions, as well as the financial condition and operating requirements of our subsidiaries, could limit our ability to obtain cash from our subsidiaries for the purpose of meeting our debt service obligations, including the payment of principal and interest on the notes.

Possible Future Guarantee

The notes will not be guaranteed by our principal U.S. subsidiary, Pioneer Natural Resources USA, Inc., or Pioneer USA, or any of our other subsidiaries, when issued. If our credit facility is ever guaranteed by Pioneer USA, Pioneer USA will be required to guarantee our existing senior notes on a pari passu basis. If Pioneer USA becomes obligated to guarantee those existing senior notes, Pioneer USA will likewise be obligated to guarantee the notes offered by this prospectus supplement on a pari passu basis.

Conversion Rights

General

Subject to the restrictions described in this Description of the Notes section, a holder may convert any outstanding notes into cash and, if applicable, shares of our common stock based on the applicable conversion rate and in accordance with the procedures described below.

Prior to October 15, 2037, the notes will be convertible as provided herein only in the circumstances described below under “— Conversion Upon Satisfaction of Common Stock Price Condition,” “— Conversion Upon Satisfaction of Trading Price Condition,” “— Conversion Upon Notice of Redemption” or “— Conversion Upon Specified Corporate Transactions.” On or after October 15, 2037, a holder may surrender notes for conversion at any time prior to 5:00 p.m., New York City time, on the business day immediately preceding the maturity date without regard to the foregoing conditions. Notwithstanding the foregoing, a holder’s right to convert a note called for redemption will terminate at the close of business on the business day immediately preceding the redemption date for that note, unless we default in making the payment due upon redemption. In addition, if a holder has exercised its right to require us to repurchase its notes, subject to all other restrictions on conversion, such holder may convert its notes only if it withdraws its repurchase notice and converts its notes prior to 5:00 p.m., New York City time, on the business day immediately preceding such repurchase date.

Our delivery to the holder of the settlement amount (as defined below under “— Payment Upon Conversion”) together with any cash payment for such holder’s fractional shares, will be deemed to satisfy our obligation to pay the principal amount of the notes and to satisfy our obligation to pay accrued and unpaid interest through the conversion date, except as provided above under “— Interest.” As a result, accrued interest is deemed paid in full rather than cancelled, extinguished or forfeited.

The applicable conversion rate for any notes to be converted will be equal to the sum of the daily conversion rate fractions for each day during the 20 trading days (as defined below) in the relevant cash settlement averaging period (as defined below under “— Payment Upon Conversion”). The daily conversion rate fraction for each trading day during the relevant cash settlement averaging period will be determined as follows:

•	if the applicable stock price (as defined below) of our common stock on such trading day is less than or equal to the base conversion price (as defined below), the daily conversion rate fraction for such trading day will be equal to the base conversion rate divided by 20; and

•	if the applicable stock price of our common stock on such trading day is greater than the base conversion price, the daily conversion rate fraction for such trading day will be equal to l/20th of the following:

Base Conversion Rate	+	(Applicable Stock Price of our Common Stock on such Trading Day — Base Conversion Price) Applicable Stock Price of our Common Stock on such Trading Day	×	Incremental Share Factor

In no event, however, will the daily conversion rate fraction for any day during the cash settlement averaging period exceed l/20th of 22.7273 shares of our common stock (the “daily share cap”), subject to adjustment in the same manner as the base conversion rate as described herein.

The “base conversion rate” is initially 13.7741 shares of our common stock, subject to adjustment as described under “— Conversion Rate Adjustments.” The applicable conversion rate may also be adjusted in certain corporate transactions. See “— Increase of Applicable Conversion Rate Upon Conversion Upon Make-Whole Fundamental Change.”

The “base conversion price” is a dollar amount (initially, approximately $72.60) determined by dividing $1,000 by the base conversion rate.

The “incremental share factor” is initially 8.9532, subject to the same proportional adjustment as the base conversion rate.

The “applicable stock price” per share of our common stock on any trading day means the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg (or any successor service) page PXD <Equity> AQR (or any equivalent successor page) in respect of the period from the scheduled open of trading on the principal securities exchange or market on which the common stock is traded on such trading day, or, if such volume-weighted average price is not available, the applicable stock price means the volume-weighted average price per share of our common stock on such day as determined by a nationally recognized investment banking firm retained for this purpose by us. The applicable stock price of other securities that constitute reference property and that are traded on a national securities exchange shall be determined in a manner substantially equivalent to the foregoing as determined in good faith by us.

“Scheduled trading day” means any day that is scheduled to be a trading day.

“Trading day” means a day during which trading in our common stock generally occurs on the principal U.S. national or regional securities exchange on which our common stock is listed for trading and during which there is no market disruption event; provided that if our common stock is not listed for trading on a U.S. national or regional securities exchange, trading day will mean a business day.

The term “market disruption event” means (1) a failure by the primary exchange or quotation system on which our common stock trades or is quoted to open for trading during its regular trading session or (2) the occurrence or existence on any trading day for our common stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock for an aggregate period in excess of one half hour.

Conversion Upon Satisfaction of Common Stock Price Condition

With respect to any calendar quarter commencing after March 31, 2008, a holder may surrender any of its notes for conversion during such calendar quarter (and only during such quarter) if the last reported sale price of our common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than 130% of the base conversion price on such last trading day.

Conversion Upon Satisfaction of Trading Price Condition

A holder may surrender notes for conversion prior to maturity during the five business-day period following any ten consecutive trading-day period in which the trading price per $1,000 principal amount of notes, as determined by the trustee using the procedures set forth above under “— Interest” following a request by a holder of notes in accordance with the procedures described below, for each trading day of such ten trading-day period was less than 97% of the product of the last reported sale price of our common stock for such trading day and the applicable conversion rate (determined for this purpose in the manner described in the definition of “trading price” under “— Interest” above).

The trustee shall have no obligation to determine the trading price of the notes for this purpose unless we have requested such determination in writing, and we shall have no obligation to make such request unless a holder provides us with reasonable evidence that the trading price of the notes on any date would be less than 97% of the product of the last reported sale price and the applicable conversion rate on such date. At such time, we shall instruct the trustee to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price of the notes is greater than or equal to 97% of the product of the last reported sale price and the applicable conversion rate on such date.

For purposes of the foregoing, if the bid solicitation agent cannot reasonably obtain at least one bid for $5,000,000 aggregate principal amount of the notes from an independent nationally recognized securities dealer, then the trading price of the notes will be deemed to be less than 97% of the product of the last reported sale price of our common stock for such trading day and the applicable conversion rate.

Conversion Upon Notice of Redemption

A holder may surrender for conversion any note called for redemption at any time prior to the close of business on the business day prior to the redemption date, whether or not the notes are otherwise convertible at such time.

Conversion Prior to Maturity

A holder may surrender notes for conversion at any time during the period beginning October 15, 2037, and ending at the close of business on the business day immediately preceding the maturity date.

Conversion Upon Specified Corporate Transactions

If we elect to:

•	distribute, to all or substantially all holders of our common stock, rights, warrants or options entitling them to subscribe for or purchase, for a period expiring not more than 45 days from the record date of the distribution, shares of our common stock at a price per share less than the average of the last reported sale price of our common stock for each of the ten trading days immediately preceding the date that such distribution was first publicly announced; or

•	distribute, to all or substantially all holders of our common stock, cash or other assets, debt securities or certain rights or warrants to purchase our securities, which distribution has a per share value exceeding 10% of the last reported sale price of our common stock on the trading day immediately preceding the date that such distribution was first publicly announced, we must notify the holders of notes at least 20 trading days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place. If the distribution does not occur as anticipated, we will issue a press release and notify holders who have elected to convert their notes promptly after we determine that the distribution will not occur and each such holder may elect to withdraw any then pending election to convert by a written notice of withdrawal delivered to the conversion agent within ten business days after we make such announcement. In such event, holders who do not make such a withdrawal election will receive the applicable settlement amount with respect to notes surrendered for conversion three trading days following the later of (i) the end of the applicable cash settlement averaging period, or (ii) the expiration of the ten business day withdrawal period referred to above.

In addition, if we are a party to a consolidation, merger, share exchange, sale of all or substantially all of our assets or other similar transaction (in each case other than with one of our wholly-owned subsidiaries), in each case pursuant to which the shares of our common stock would be converted into (or holders of such shares would be entitled to receive) cash, securities or other property, a holder may surrender its notes for conversion at any time from and including the effective date of such transaction until and including the date that is 30 days after the effective date of such transaction.

In the event of a make-whole fundamental change (as defined below under “— Increase of Applicable Conversion Rate Upon Conversion Upon Make-Whole Fundamental Change”), a holder may surrender its notes for conversion at any time from and including the effective date of the make-whole fundamental change (or 15 trading days prior to the date we have announced as the anticipated effective date of such make-whole fundamental change if such event constitutes a fundamental change as described under clause (4) of the definition of fundamental change as described below under “— Fundamental Change Permits Holders to Require Us to Purchase Notes”) until and including the date that is 30 days after the effective date of such fundamental change; provided, however, we will have no obligation to deliver any settlement amount in respect of any such conversion prior to the effective date of such make-whole fundamental change. However, in the case of a transaction described in clause (4) of the definition of fundamental change as described below under “— Fundamental Change Permits Holders to Require Us to Purchase Notes,” if we determine that such transaction will not occur on substantially the terms anticipated, we will not be obligated to increase the applicable conversion rate, regardless of the fact that holders may have elected to convert notes in anticipation of the effective date of such event and we will issue a press release and notify holders who have so elected to convert their notes promptly after we determine that the transaction in question will not occur and each such holder may elect to withdraw any then pending election to convert by a written notice of withdrawal delivered to the conversion agent within ten business days after we make such announcement. In such event, holders who do not make such a withdrawal election will receive the applicable settlement amount with respect to notes surrendered for conversion three trading days following the later of (i) the end of the applicable cash settlement averaging period, or (ii) the expiration of the ten business day withdrawal period referred to above.

If a transaction also constitutes a fundamental change (as described below), such holder can instead require us to repurchase all or a portion of its notes as described under “— Fundamental Change Permits Holders to Require Us to Purchase Notes.”

Payment Upon Conversion

Subject to certain exceptions described below under “— Increase of Applicable Conversion Rate Upon Conversion Upon Make-Whole Fundamental Change,” we will deliver to holders in respect of each $1,000 principal amount of notes surrendered for conversion a “settlement amount” equal to the sum of the daily settlement amounts for each of the 20 consecutive trading days during the applicable cash settlement averaging period.

The “daily settlement amount,” for each of the 20 consecutive trading days during the cash settlement averaging period, shall consist of:

•	cash equal to $50 or, if less, the daily conversion value; and

•	to the extent the daily conversion value exceeds $50, a number of shares equal to (A) the difference between the daily conversion value and $50, divided by (B) the applicable stock price of our common stock for such day.

The “daily conversion value” means, for each of the 20 consecutive trading days during the cash settlement averaging period, one-twentieth (1/20) of the product of (1) the applicable conversion rate and (2) the applicable stock price of our common stock on such day. In addition, for purposes of the foregoing, the daily conversion values of reference property (as defined below under “— Conversion Rate Adjustments — Treatment of Reference Property”) will be determined by reference to (i) in the case of reference property or part of reference property that is traded on a United States national securities exchange, including the NASDAQ Global Market or NASDAQ Global Select Market, the applicable stock price of such security or common stock, (ii) in the case of any other property other than cash, the value thereof as determined by two independent nationally recognized investment banks as of the effective date of the transaction, and (iii) in the case of cash, at 100% of the amount thereof.

The “cash settlement averaging period” with respect to any note being converted means the 20 consecutive trading-day period beginning on and including the second trading day after the conversion date (as defined below), except that with respect to any conversion date that is on or after the 24th scheduled trading day immediately preceding the maturity date or a redemption date, as applicable, the cash settlement averaging period means the 20 consecutive trading days beginning on and including the 22nd scheduled trading day prior to the maturity date or redemption date, as the case may be.

Except as otherwise provided in the indenture, we will deliver the settlement amount to holders who have surrendered notes for conversion on the third business day immediately following the last day of the cash settlement averaging period in respect of such notes; provided that, in the event of reference property which consists entirely of assets under clauses (ii) and (iii) of the second preceding paragraph, we will pay the holders as promptly as practicable, but in no event later than the third business day after the date of determination of the value of such consideration; provided that no payment will be made prior to the occurrence of the transaction.

No fractional shares of common stock or securities representing fractional shares of common stock will be issued upon conversion. Any fractional interest in a share of common stock resulting from conversion will be paid in cash based on the average of the applicable stock prices on each trading day during the relevant cash settlement averaging period. For purposes of the foregoing, fractional shares arising from the calculation of the daily settlement amount for any day in the cash settlement averaging period shall be aggregated with fractional shares for all other days in such period in determining the settlement amount, and any whole shares resulting therefrom shall be issued and any remaining fractional shares shall be paid in cash.

Settlement Upon Conversion Upon Certain Corporate Transactions

As described below under “— Conversion Rate Adjustments — Treatment of Reference Property,” upon effectiveness of specified corporate transactions, the notes will be convertible into cash and reference property. We will settle conversion with respect to such transactions as described under “— Payment Upon Conversion” above (based on the applicable conversion rate as increased by the additional shares described below under “— Increase of Applicable Conversion Rate Upon Conversion Upon Make-Whole Fundamental Change,” if applicable) on the later to occur of (i) the third trading day immediately following the effective date of the transaction and (ii) the third trading day immediately following the last day of the applicable cash settlement averaging period.

Conversion Procedures

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date and all transfer or similar taxes, if any.

If you hold a certificated note, to convert you must:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date.

The date you comply with these requirements is the “conversion date” under the indenture.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

Exchange in Lieu of Conversion

When a holder surrenders notes for conversion, we may direct in writing the conversion agent to surrender such notes to a financial institution designated by us for exchange in lieu of conversion. In order to accept any notes surrendered for conversion, the designated financial institution must agree to deliver, in exchange for such notes, the cash and number of shares of our common stock, if any, due upon conversion based upon the applicable conversion rate, as determined above under “— Conversion Rights — General.” By the close of business on the scheduled trading day immediately preceding the start of the cash settlement averaging period, we will provide written notification to the holder surrendering notes for conversion that we have directed the designated financial institution to make an exchange in lieu of conversion. If the designated financial institution accepts any such notes, it will deliver the cash, and the number of shares of our common stock, if any, due upon conversion to the conversion agent and the conversion agent will deliver such cash and shares of our common stock to the converting holder. Any notes exchanged by the designated financial institution will remain outstanding. If such designated financial institution does not accept the notes for exchange, or if the designated financial institution agrees to accept any notes for exchange but does not timely deliver the related cash and shares of our common stock, we will, as promptly as practical thereafter (but no later than the fourth trading day immediately following the last trading day of the relevant cash settlement averaging period) convert the notes into cash and, if applicable, shares of our common stock based on the applicable conversion rate as set forth above under “— Conversion Rights — Payment Upon Conversion.” Our designation of a financial institution to which the notes may be submitted for exchange does not require the institution to accept any notes. We will not pay any consideration to, or otherwise enter into any agreement with, the designated financial institution for or with respect to such designation.

Conversion Rate Adjustments

Adjustment Events

The base conversion rate will be subject to adjustment as described below. The incremental share factor will be proportionately adjusted on the same basis as the base conversion rate.

(1) If we issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the base conversion rate will be adjusted based on the following formula:

CR’	=	CR0	×	OS’ OS0

where,

CR0 = the base conversion rate in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution, or the open of business on the effective date of such share split or share combination, as the case may be;

CR’ = the new base conversion rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution, or the open of business on the effective date of such share split or share combination, as the case may be;

OS0 = the number of shares of our common stock outstanding immediately prior to the open of business on the ex-dividend date for such dividend or distribution, or the open of business on the effective date of such share split or share combination, as the case may be; and

OS’ = the number of shares of our common stock outstanding immediately after such dividend or distribution, or the open of business on the effective date of such share split or share combination, as the case may be.

If any dividend or distribution described in this clause (1) is declared but not so paid or made, the new base conversion rate shall be readjusted to the base conversion rate that would then be in effect if such dividend or distribution had not been declared.

(2) If we distribute to all or substantially all holders of our common stock any rights or warrants entitling them for a period of not more than 45 days from the record date of such distribution to subscribe for or purchase shares of our common stock, at a price per share less than the average of the last reported sale prices of our common stock on the ten trading days immediately preceding the date that such distribution was first publicly announced, the base conversion rate will be adjusted based on the following formula:

CR’	=	CR0	×	OS0 + X OS0 + Y

where,

CR0 = the base conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CR’ = the new base conversion rate in effect immediately after the open of business on the ex-dividend date for such distribution;

OS0, = the number of shares of our common stock outstanding immediately prior to the open of business on the ex-dividend date for such distribution;

X = the total number of shares of our common stock issuable pursuant to such rights or warrants; and

Y = the number of shares of our common stock equal to the aggregate price payable to exercise such rights or warrants divided by the average of the last reported sale prices of our common stock over the ten consecutive trading-day period ending on the trading day immediately preceding the ex-dividend date for such distribution.

For purposes of this clause (2), in determining whether any rights or warrants entitle the holders to subscribe for or purchase common stock at less than the applicable last reported sale prices of our common stock, and in determining the aggregate exercise or conversion price payable for such common stock, there shall be taken into account any consideration received by us for such rights or warrants and any amount payable upon exercise or conversion thereof, with the value of such consideration, if other than cash, to be determined by our board of directors. If any right or warrant described in this clause (2) is not exercised or converted prior to the expiration of the exercisability or convertability thereof, the new base conversion rate shall be readjusted to the base conversion rate that would then be in effect if such right or warrant had not been so issued.

(3) If we distribute shares of our capital stock, evidences of our indebtedness or other assets or property of ours to all or substantially all holders of our common stock, excluding:

•	dividends or distributions referred to in clause (1) or (2) above;

•	dividends or distributions paid exclusively in cash; and

•	spin-offs to which the provisions set forth below in this paragraph (3) shall apply,

then the base conversion rate will be adjusted based on the following formula:

CR’	=	CR0	×	SP0 SP0 − FMV

where,

CR0 = the base conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CR’ = the new base conversion rate in effect immediately after the open of business on the ex-dividend date for such distribution;

SP0 = the average of the last reported sale prices of our common stock over the ten consecutive trading-day period ending on the trading day immediately preceding the ex-dividend date for such distribution; and

FMV = the fair market value (as determined by our board of directors or a committee thereof) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock on the ex-dividend date for such distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock or shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, which we refer to as a “spin-off,” the base conversion rate in effect immediately before 5:00 p.m., New York City time, on the tenth trading day immediately following, and including, the effective date of the spin-off will be increased based on the following formula:

CR’	=	CR0	×	FMV + MP0 MP0

where,

CR0 = the base conversion rate in effect immediately prior to the close of business on the tenth trading day immediately following, and including, the effective date of the spin-off;

CR’ = the new base conversion rate in effect immediately after the close of business on the tenth trading day immediately following, and including, the effective date of the spin-off;

FMV = the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first ten consecutive trading-day period immediately following, and including, the effective date of the spin-off; and

MP0 = the average of the last reported sale prices of our common stock over the first ten consecutive trading-day period immediately following, and including, the effective date of the spin-off.

The adjustment to the base conversion rate under the preceding paragraph will occur on the tenth trading day immediately following, and including, the effective date of the spin-off; provided that, for purposes of determining the base conversion rate, in respect of any conversion during the ten trading days following the effective date of any spin-off, references within the portion of this paragraph (3) related to “spin-offs” to ten trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the effective date of such spin-off and the relevant conversion date.

If any such dividend or distribution described in this clause (3) is declared but not paid or made, the new base conversion rate shall be readjusted to be the base conversion rate that would then be in effect if such dividend or distribution had not been declared.

(4) If we pay any cash dividend in excess of the base dividend amount, as defined below, in the aggregate in any single semi-annual period (i.e., January 1 through June 30 and July 1 through December 31) to all or substantially all holders of our common stock, the base conversion rate will be adjusted based on the following formula:

CR’	=	CR0	×	SP0 SP0 − C

where,

CR0 = the base conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CR’ = the new base conversion rate in effect immediately after the open of business on the ex-dividend date for such distribution;

SP0 = the last reported sale price of our common stock on the trading day immediately preceding the ex- dividend date for such distribution; and

C = the aggregate amount by which the cash so distributed applicable to one share of common stock exceeds the base dividend amount in the aggregate in any single semi-annual period.

“base dividend amount” means $0.14 in the aggregate in any single semi-annual period per share of common stock outstanding, subject to adjustment. The base dividend amount is subject to adjustment under the same circumstances under which the base conversion rate is subject to adjustment; provided, however, that no adjustment will be made to the base dividend amount for any adjustment made to the base conversion rate pursuant to this clause.

If any dividend or distribution described in this clause (4) is declared but not so paid or made, the new base conversion rate shall be readjusted to the base conversion rate that would then be in effect if such dividend or distribution had not been declared.

(5) If we or any of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock, if the cash and value of any other consideration included in the payment per share of common stock exceeds the average of the last reported sale prices of our common stock over the ten consecutive trading-day period commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the base conversion rate will be increased based on the following formula:

CR’	=	CR0	×	AC + (SP’ × OS’) OS0 × SP’

where,

CR0 = the base conversion rate in effect immediately prior to the close of business on the last trading day of the ten consecutive trading-day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires;

CR’ = the new base conversion rate in effect immediately after the close of business on the last trading day of the ten consecutive trading-day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires;

AC = the aggregate value of all cash and any other consideration (as determined by our board of directors or a committee thereof) paid or payable for shares purchased in such tender or exchange offer;

OS0 = the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires;

OS’ = the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares accepted for purchase or exchange pursuant to such tender offer or exchange offer); and

SP’ = the average of the last reported sale prices of our common stock over the ten consecutive trading-day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires.

The adjustment to the base conversion rate under the preceding paragraph will occur on the tenth trading day immediately following, but excluding, the date such tender or exchange offer expires; provided that, for purposes of determining the base conversion rate, in respect of any conversion during the ten trading days immediately following, but excluding, the date that any tender or exchange offer expires, references within this paragraph (5) to ten trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the date such tender or exchange offer expires and the relevant conversion date. If we or one of our subsidiaries is obligated to purchase our common stock pursuant to any such tender or exchange offer but is permanently prevented by applicable law from effecting any such purchase or all such purchases are rescinded, the new base conversion rate shall be readjusted to the base conversion rate that would be in effect if such tender or exchange offer had not been made.

Except as stated herein, we will not adjust the base conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities.

Treatment of Rights

We have adopted a shareholder rights agreement, referred to as a “stockholder rights plan,” pursuant to which rights, referred to as “Rights,” are distributed to the holders of our common stock. Our stockholder rights plan provides that each share of common stock issued (including upon conversion of the notes) at any time prior to the distribution of separate certificates representing such Rights will be entitled to receive such Rights. As a result, there shall not be any adjustment to the conversion privilege, base conversion rate or incremental share factor at any time based on our stockholder rights plan, any amendment to that plan, or any further stockholder rights plan we may adopt prior to the distribution of separate certificates representing such Rights. If, however, prior to any conversion, the Rights have separated from the common stock, the base conversion rate and incremental share factor shall be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of capital stock, evidences of indebtedness, our assets, debt securities or rights as described in clause (3) under “— Conversion Rights — Conversion Rate Adjustments — Adjustment Events” above, subject to readjustment in the event of the expiration, termination or redemption of such Rights; provided, however, that no person (including a participant in a group) whose actions or ownership caused the separation of the Rights from the common stock shall be entitled to such adjustments.

Treatment of Reference Property

In the event of:

•	any reclassification of our common stock (other than a change only in par value, or from par value to no par value or from no par value to par value, or a change as a result of a subdivision or combination of our stock);

•	a consolidation, merger or combination involving us; or

•	a sale or conveyance to another person of the property and assets of us as an entirety or substantially as an entirety,

in each case as a result of which our common stock is converted into, or exchanged for, stock, other securities, other property or assets (including cash) or any combination thereof, then, at the effective time of the transaction, the right to receive shares of our common stock upon conversion of a note, if any, will be changed into the right to receive the kind and amount of shares of stock, other securities or other property or assets (including cash) or any combination thereof that a holder would have been entitled to receive (the “reference property”) upon such transaction in respect of such common stock.

From and after the effective time of such transaction:

•	the applicable conversion rate will relate to units of such reference property (a “unit” of reference property being the kind and amount of reference property that a holder of one share of our common stock would receive in such transaction); and

•	the daily conversion values will be determined based on the value of one unit of reference property determined as provided under “— Conversion Rights — Payment Upon Conversion.”

If the transaction causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property into which the notes will be convertible will be deemed to be the weighted average of the types and amounts of such consideration received by the holders of our common stock that affirmatively make such an election.

Voluntary Increases in Conversion Rate

We are permitted to increase the base conversion rate of the notes by any amount for a period of at least 20 business days if our board of directors determines that such increase would be in our best interest. We may also (but are not required to) increase the base conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

A holder may, in some circumstances, including the distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the base conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the base conversion rate, see “Material U.S. Federal Income Tax Considerations.”

Events That Will Not Result in Adjustment

The base conversion rate will not be adjusted:

•	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•	upon the issuance of any shares of our common stock or restricted stock units or options or rights (including shareholder appreciation rights) to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	upon the repurchase of any of our shares pursuant to an open-market share repurchase program or other buy-back transaction that is not a tender offer or exchange offer of the nature described in “— Conversion Rights — Conversion Rate Adjustments —Adjustment Events”;

•	for a change in the par value of the common stock; or

•	for accrued and unpaid interest, if any.

Adjustments to the base conversion rate and incremental share factor will be calculated to the nearest
l/10,000th.

Notwithstanding anything in this section “— Conversion Rights — Conversion Rate Adjustments” to the contrary, we will not be required to adjust the base conversion rate unless the adjustment would result in a change of at least 1% of the base conversion rate. However, we will carry forward any adjustments that are less than 1% of the base conversion rate and take them into account when determining subsequent adjustments. In addition, we will make any carry forward adjustments not otherwise effected (1) upon conversion of the notes, (2) upon required purchases of the notes in connection with a fundamental change, (3) in connection with a call for redemption, and (4) 25 scheduled trading days prior to the maturity date of the notes. No adjustment to the base conversion rate will be made if it results in a base conversion price that is less than the par value (if any) of our common stock.

Increase of Applicable Conversion Rate Upon Conversion Upon Make-Whole Fundamental Change

If you elect to convert your notes in connection with a “make-whole fundamental change” (as defined below), we will increase the applicable conversion rate by a number of shares (the “additional shares”) as described below. Any conversion of the notes by a holder will be deemed for these purposes to be “in connection with” such make-whole fundamental change if it occurs during the period that begins on the date on which such make-whole fundamental change becomes effective (or 15 trading days prior to the date we announce as the anticipated effective date of such make-whole fundamental change if such event constitutes a fundamental change as described under clause (4) of the definition of fundamental change as described below under “— Fundamental Change Permits Holders to Require Us to Purchase Notes”) and ends on (and includes) the business day prior to the repurchase date relating to such make-whole fundamental change as described below under “— Fundamental Change Permits Holders to Require Us to Purchase Notes.” A “make-whole fundamental change” means any transaction or event that occurs prior to January 15, 2013, and constitutes a fundamental change pursuant to clause (1) or clause (4) under the definition of fundamental change as described below under “— Fundamental Change Permits Holders to Require Us to Purchase Notes.” However, in the case of a transaction described in clause (4) of the definition of fundamental change as described below under “— Fundamental Change Permits Holders to Require Us to Purchase Notes,” if we determine that such transaction will not occur on substantially the terms anticipated, we will not be obligated to increase the applicable conversion rate, regardless of the fact that holders may have elected to convert notes in anticipation of the effective date of such event, and we will issue a press release and notify holders who have so elected to convert their notes promptly after we determine that the transaction in question will not occur. Each such holder may elect to withdraw any election to convert by a written notice of withdrawal delivered to the conversion agent within ten business days after we announce that the transaction will not occur as anticipated. We will give notice of an anticipated make-whole fundamental change to all record holders of the notes no later than the 15th scheduled trading day prior to the date on which such make-whole fundamental change is anticipated to become effective, to the extent practicable.

The number of additional shares by which the applicable conversion rate for the notes will be increased for conversions in connection with a make-whole fundamental change will be determined by reference to the table below, based on the date on which the fundamental change occurs or becomes effective (the “effective date”), and the price, referred to as the “stock price,” paid or deemed to be paid per share of our common stock in the transaction constituting the make-whole fundamental change, subject to adjustment as described under the next paragraph. If holders of our common stock receive only cash in such transaction, the stock price shall be the cash amount paid per share. In all other cases, the stock price will be the average of the last reported sale prices of our common stock over the five consecutive trading days prior to but not including the date of effectiveness of the make-whole fundamental change.

The stock prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the base conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the base conversion rate in effect immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the base conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the base conversion rate as set forth above under “— Conversion Rights — Conversion Rate Adjustments.”

The following table sets forth the stock price, effective date and number of additional shares by which the applicable conversion rate will be increased upon a conversion in connection with a make-whole fundamental change that occurs in the corresponding period to be determined by reference to the stock price and effective date of the make-whole fundamental change:

Number of Additional Shares
(per $1,000 principal amount of the notes)

Effective Date	Stock Price
	$44	$45	$50	$55	$60	$65	$70	$75	$80	$85	$90	$95	$100	$105	$110	$115	$120	$125	$130	$135	$140	$145

January 22, 2008	8.9532	8.6584	7.4596	6.6174	6.0289	5.6226	5.3485	4.8841	4.2348	3.7006	3.2570	2.8853	2.5714	2.3040	2.0744	1.8760	1.7033	1.5519	1.4184	1.3000	1.1945	1.0998

January 15, 2009	8.9532	8.6163	7.1223	6.1950	5.5523	5.1159	4.8297	4.3664	3.7274	3.2099	2.7870	2.4384	2.1487	1.9059	1.7007	1.5258	1.3758	1.2459	1.1328	1.0335	0.9458	0.8679

January 15, 2010	8.9532	8.5743	6.7546	5.7135	4.9963	4.5175	4.2136	3.7510	3.1258	2.6309	2.2361	1.9187	1.6615	1.4512	1.2777	1.1333	1.0120	0.9091	0.8211	0.7541	0.6790	0.6209

January 15, 2011	8.9532	8.5322	6.3577	5.1544	4.3259	3.7818	3.4507	2.9898	2.3870	1.9280	1.5770	1.3073	1.0984	0.9352	0.8065	0.7038	0.6290	0.5529	0.4965	0.4491	0.4087	0.3737

January 15, 2012	8.9532	8.4902	6.2918	4.5110	3.4802	2.8090	2.4241	1.9697	1.4163	1.0324	0.7684	0.5875	0.4630	0.3764	0.3151	0.2705	0.2371	0.2112	0.1903	0.1731	0.1584	0.1457

January 15, 2013	8.9532	8.4481	6.2259	4.4077	2.8926	1.6105	0.5116	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•	if the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, based on a 365-day year, as applicable;

•	if the stock price is greater than $145.00 per share (subject to adjustment in the same manner as the stock prices set forth in the first row of the table above), no additional shares will be issued upon conversion; and

•	if the stock price is less than $44.00 per share (subject to adjustment in the same manner as the stock prices set forth in the first row of the table above), no additional shares will be issued upon conversion.

Our obligation to increase the applicable conversion rate as described above could be considered a penalty, in which case the enforceability thereof would be subject to general principles of law and equity. In addition, in no event will the applicable conversion rate after adjustment exceed 22.7273 per $1,000 principal amount of notes, subject to adjustments in the same manner as the base conversion rate as set forth under “— Conversion Rights — Conversion Rate Adjustments.”

Optional Redemption by Us

Prior to January 15, 2013, the notes will not be redeemable at our option. On or after January 15, 2013, we may redeem the notes for cash, in whole or in part, at any time at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus any accrued and unpaid interest up to, but excluding, the redemption date.

If the relevant redemption date occurs after a record date and on or prior to the interest payment date to which that record date relates, the full amount of accrued and unpaid interest shall be paid on such interest payment date to the record holder on the relevant record date, and the redemption price will be equal to 100% of the principal amount of the notes to be redeemed.

We will provide not less than 30 nor more than 60 days’ written notice of redemption by electronic transmission or mail to each registered holder of notes to be redeemed. If the redemption notice is given and funds are deposited as required, then interest will cease to accrue on and after the redemption date on those notes or portions of notes called for redemption.

If we call the notes for redemption, notes or portions of notes to be redeemed will be convertible by the holder until the close of business on the business day before the redemption date.

If we decide to redeem fewer than all of the outstanding notes, the trustee will select the notes to be redeemed (in principal amounts of $1,000 or integral multiples thereof) by lot, on a pro rata basis or by another method the trustee considers fair and appropriate. If the trustee selects a portion of a holder’s notes for partial redemption and the holder converts a portion of its notes, the converted portion will be deemed to be from the portion selected for redemption.

We may not redeem the notes on any date if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

Fundamental Change Permits Holders to Require Us to Purchase Notes

If a fundamental change (as defined below in this section) occurs at any time, you will have the right, at your option, to require us to purchase any or all of your notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000, on a date (the date being referred to as the “fundamental change repurchase date”) of our choosing that is not less than 20 or more than 35 days (or any longer period required by law) after the effective date for such fundamental change. The price we are required to pay is equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest, to, but excluding, the fundamental change repurchase date (unless the fundamental change repurchase date is after a regular record date and on or prior to the interest payment date to which it relates, in which case interest accrued to the interest payment date will be paid to holders of the notes as of the preceding record date and the price we are required to pay will be equal to the principal amount of notes subject to repurchase). Any notes purchased by us will be paid for in cash.

A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued that any of the following occurs:

(1) a “person” or “group” within the meaning of Section 13(d)(3) of the Exchange Act becomes the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of shares of our common stock representing more than 50% of the voting power of our common stock entitled to vote generally in the election of directors and (i) files a Schedule 13D or Schedule TO or any other schedule, form or report under the Exchange Act disclosing such beneficial ownership or (ii) we otherwise become aware of any such person or group; provided that this clause (1) shall not apply to a transaction covered in clause (4) below, including any exception thereto; or

(2) the common stock into which the notes are then convertible ceases to be listed for trading on the New York Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market or another national securities exchange and is not then quoted on an established automated over-the-counter trading market in the United States; or

(3) the first day on which a majority of the members of our board of directors does not consist of continuing directors; or

(4) we are a party to a consolidation, merger or binding share exchange, or any conveyance, transfer, sale, lease or other disposition in a single transaction or a series of transactions of all or substantially all of our properties and assets other than any transaction:

(i)	that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock or pursuant to which holders of our capital stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in elections of directors of the continuing or surviving or successor person (or any parent thereof) immediately after giving effect to such transaction; or

(ii)	that is effected solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock, if at all, solely into shares of our common stock of the surviving entity or a direct or indirect parent of the surviving corporation; or

(iii)	with any of our wholly-owned subsidiaries, so long as such transaction is not part of a plan or a series of transactions designed to or having the effect of merging or consolidating with, or conveying, transferring, selling, leasing or disposing of all or substantially all our properties and assets to any other person or persons; or

(5) our shareholders approve any plan or proposal for our liquidation or dissolution.

For purposes of this fundamental change definition:

•	“board of directors” means the board of directors or other governing body charged with the ultimate management of any person;

•	“continuing director” means a director who either was a member of our board of directors on the date the notes are first issued or who becomes a member of our board of directors subsequent to that date and whose initial election, appointment or nomination for election by our shareholders is duly approved by a majority of the continuing directors on our board of directors at the time of such approval, either by a specific vote or by approval of the proxy statement issued by us on behalf of our entire board of directors in which such individual is named as a nominee for director; and

•	the term “person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

However, a fundamental change will be deemed not to have occurred if more than 90% of the consideration in the transaction or transactions (other than cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) which otherwise would constitute a fundamental change under clause (4) above consists of shares of common stock, depositary receipts or other certificates representing common equity interests traded or to be traded immediately following such transaction on a U.S. national securities exchange and, as a result of the transaction or transactions, the notes become convertible into such common stock, depositary receipts or other certificates representing common equity interests (and any rights attached thereto) and other applicable consideration.

This fundamental change repurchase feature may make more difficult or discourage a takeover of us and the removal of incumbent management. We are not, however, aware of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the fundamental change repurchase feature is not part of a plan by management to adopt a series of antitakeover provisions. Instead, the fundamental change repurchase feature is a result of negotiations between us and the underwriters.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

We could, in the future, enter into certain transactions, including mergers or recapitalizations, that would not constitute a fundamental change but would increase the amount of debt, including other senior indebtedness, outstanding or otherwise adversely affect a holder. Neither we nor our subsidiaries are prohibited from incurring debt, including other senior indebtedness, under the indenture. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, including the notes.

Our ability to repurchase notes may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries and the terms of our then existing borrowing agreements.

Within 15 days after a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a written notice of the occurrence of the fundamental change and of the resulting purchase right. Such notice shall state, among other things:

•	the events causing a fundamental change;

•	the effective date of the fundamental change;

•	the last date on which a holder may exercise the purchase right;

•	the fundamental change purchase price;

•	the fundamental change repurchase date;

•	the name and address of the paying agent and the conversion agent;

•	if applicable, the base conversion rate and any adjustments to the applicable conversion rate;

•	if applicable, that the notes with respect to which a fundamental change purchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change purchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to purchase their notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.

To exercise the purchase right, you must deliver, on or before the business day immediately preceding the fundamental change repurchase date, the notes to be purchased, duly endorsed for transfer, together with a written purchase notice and the form entitled “Form of Fundamental Change Purchase Notice” on the reverse side of the notes duly completed, to the paying agent. Your purchase notice must state:

•	if certificated notes have been issued, the certificate numbers of your notes to be delivered for purchase, or if not certificated, your notice must comply with appropriate DTC procedures;

•	the portion of the principal amount of notes to be purchased, which must be $1,000 or an integral multiple thereof; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

You may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to 5:00 p.m., New York City time, on the business day immediately preceding the fundamental change repurchase date. The notice of withdrawal must state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, your notice must comply with appropriate DTC procedures; and

•	the principal amount, if any, which remains subject to the purchase notice.

We will be required to purchase the notes on the fundamental change repurchase date. You will receive payment of the fundamental change purchase price on the later of the business day following the fundamental change repurchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money or securities sufficient to pay the fundamental change purchase price of the notes on the business day following the fundamental change repurchase date, then:

•	the notes will cease to be outstanding and interest, if any, will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the fundamental change purchase price upon delivery or transfer of the notes).

No notes may be repurchased by us at the option of the holders upon a fundamental change if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to purchase its notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

In connection with any purchase offer, we will, to the extent applicable:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other applicable tender offer rules under the Exchange Act;

•	file a Schedule TO or any successor or similar schedule, if required, under the Exchange Act; and

•	otherwise comply with all applicable federal and state securities laws in connection with any offer by us to purchase the notes.

Repurchase of Notes by Us at Option of Holder

On January 15, 2013, January 15, 2018, January 15, 2023, January 15, 2028, and January 15, 2033 (each, a “repurchase date”), any holder may require us to repurchase for cash any outstanding notes for which that holder has properly delivered and not withdrawn a written repurchase notice. The repurchase price will equal 100% of the principal amount of the notes to be repurchased plus any accrued and unpaid interest to, but excluding, the repurchase date. If the repurchase date is on a date that is after a record date and on or prior to the interest payment date to which that record date relates, we will pay such interest to the holder of record on the relevant record date, which may or may not be the same person to whom we will pay the repurchase price, and the repurchase price will be equal to 100% of the principal amount of the notes to be repurchased.

At least 20 business days before any repurchase date, we are required to give written notice to each holder and the trustee of the repurchase date and of each holder’s repurchase rights and the procedures that each holder must follow in order to require us to repurchase its notes as described below.

A holder may submit a repurchase notice to the paying agent at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the business day immediately preceding the repurchase date.

Any repurchase notice given by a holder electing to require us to repurchase notes shall be given so as to be received by the paying agent no later than the close of business on the business day immediately preceding the repurchase date and must state:

•	if certificated notes have been issued, the certificate numbers of the holders’ notes to be delivered for repurchase, or if not certificated, the notice of repurchase must comply with appropriate DTC procedures;

•	the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

A holder may withdraw its repurchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to 5:00 p.m., New York City time, on the business day immediately preceding the repurchase date. The notice of withdrawal shall state:

•	the principal amount of notes being withdrawn;

•	if certificated notes have been issued, the certificate numbers of the notes being withdrawn, or if not certificated, the notice of withdrawal must comply with appropriate DTC procedures; and

•	the principal amount of the notes, if any, which remains subject to the repurchase notice.

If holders require us to repurchase any outstanding notes on any repurchase date, we may not have enough funds to pay the repurchase price. In addition, payment of the repurchase price may be limited by law or the terms of our future debt agreements or securities. See “Risk Factors — We may not be able to pay interest on the notes or repurchase the notes at the option of the holder on specified dates or upon a fundamental change.” If we fail to repurchase the notes when required, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness with similar provisions permitting our holders to require us to repurchase our indebtedness on some specific dates.

In connection with any repurchase, we will, to the extent applicable:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other applicable tender offer rules under the Exchange Act;

•	file a Schedule TO or any successor or similar schedule, if required, under the Exchange Act; and

•	otherwise comply with all applicable federal and state securities laws in connection with any offer by us to purchase the notes.

Our obligation to pay the repurchase price for notes for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon the holder effecting book-entry transfer of the notes or delivering certificated notes, together with necessary endorsements, to the paying agent at any time after delivery of the repurchase notice. We will cause the repurchase price for the notes to be paid promptly following the later of the business day following the repurchase date and the time of book-entry transfer or delivery of certificated notes, together with such endorsements.

No notes may be purchased by us at the option of holders on a repurchase date if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

If, on the business day following the relevant repurchase date, the paying agent holds money sufficient to pay the repurchase price of the notes for which a repurchase notice has been delivered and not validly withdrawn in accordance with the terms of the indenture, then, immediately after the repurchase date, the notes will cease to be outstanding and interest on the notes will cease to accrue, whether or not the notes are transferred by book entry or delivered to the paying agent. Thereafter, all of the holder’s other rights shall terminate, other than the right to receive the repurchase price upon book-entry transfer of the notes or delivery of the notes.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge into any other person or convey, transfer or lease all or substantially all of our assets to any successor person in a single transaction or series of transactions, unless:

•	we are the continuing person or the resulting, surviving or transferee person, if other than us, is organized and validly existing under the laws of the United States of America, any state thereof, or the District of Columbia and assumes our obligations on the notes and under the indenture;

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

•	other conditions described in the indenture are met.

When such a person assumes our obligations in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the notes and the indenture. Although the indenture permits these transactions, some of the transactions could constitute a fundamental change of us and permit each holder to require us to repurchase the notes of such holder as described under “— Fundamental Change Permits Holders to Require Us to Purchase Notes.” An assumption of our obligations under the notes and the indenture by such person might be deemed for U.S. federal income tax purposes to be an exchange of the notes for new notes by the beneficial owners thereof, possibly resulting in recognition of gain or loss for such purposes and other adverse tax consequences to the beneficial owner. You should consult your own tax advisors regarding the tax consequences of such an assumption.

This covenant includes a phrase relating to the conveyance, transfer, sale, lease or other disposition of all or substantially all of our assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the effect of this covenant may be uncertain in connection with a conveyance, transfer, sale, lease or other disposition of less than all of our assets.

Events of Default

The following events constitute events of default under the indenture and the supplemental indenture:

(1) our failure to comply with our obligations under “— Consolidation, Merger and Sale of Assets”;

(2) our failure to issue a fundamental change notice when such notice becomes due in accordance with the terms of the indenture;

(3) our failure to comply with our obligation to repurchase the notes at the option of a holder upon a fundamental change as required by the indenture or on any other repurchase date;

(4) default in our obligation to redeem the notes after we have exercised our option to redeem;

(5) failure to perform any covenant or agreement in the indenture applicable to the notes (other than those relating to payment of principal or interest when due, whether at maturity, redemption or otherwise), but other than a covenant included in the indenture solely for the benefit of a different series of our debt securities, which failure to comply continues for 90 days after written notice from the trustee or holders of 25% of the outstanding principal amount of the notes as provided in the indenture;

(6) failure to pay within any applicable grace period after final maturity any of our indebtedness totaling more than $50 million, or the acceleration of more than $50 million of our indebtedness under the terms of the applicable debt instrument, if the acceleration is not rescinded or the indebtedness is not paid within ten days after written notice from the trustee or holders of 25% of the outstanding principal amount of the notes as provided in the indenture; or

(7) certain events of bankruptcy, insolvency, or reorganization relating to any of our subsidiaries that is a “significant subsidiary” (as defined in Regulation S-X under the Exchange Act) or any group of our subsidiaries that in the aggregate would constitute a “significant subsidiary.”

Notwithstanding the foregoing, if we so elect, the sole remedy of holders for an event of default relating to the failure to comply with the reporting obligations in the indenture, which are described below under “— Reports,” will, for the period beginning on the 91st day after the written notice of the occurrence of such failure to report from the trustee or holders of 25% of the outstanding principal amount of the notes, consist exclusively of the right to receive additional interest on the notes at an annual rate equal to 0.25% of the principal amount of the notes. This additional interest will be payable in the same manner and on the same dates as the stated interest payable on the notes. If we so elect, this additional interest will accrue on all outstanding notes from and including the 91st day following the date of such written notice of the failure to comply with the reporting obligations in the indenture to but not including the date on which the event of default relating to the reporting obligations shall have been cured or waived. On the 180th day after the commencement of such additional interest (if such violation is not cured or waived prior to such 180th day), the notes will be subject to acceleration upon written notice from the trustee or holders of 25% of the outstanding principal amount of the notes.

In order to exercise the extension right and elect to pay the additional interest as the sole remedy following the occurrence of any event of default relating to the failure to comply with the reporting obligations in accordance with the preceding paragraph, we must notify all holders of notes and the trustee and paying agent of our election prior to the close of business on the 91st day after the written notice to us of such failure to report (or, if such date is not a business day, on the first business day thereafter). Upon our failure to timely give such notice, the notes will be subject to acceleration as provided in the indenture.

The provisions of the indenture described in the preceding paragraphs will not affect the rights of holders of notes in the event of an occurrence of any other event of default.

Modification and Amendment

Subject to certain exceptions, the indenture or the notes may be amended with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes). However, in addition to those provisions described in the accompanying prospectus in the second set of bullets under the heading “Description of Debt Securities — Modification and Waiver,” the indenture or the notes may not be amended without the consent of each holder of an outstanding note affected to, among other things:

(1) make any change that impairs or adversely affects the conversion rights of any notes; or

(2) reduce any amount payable upon redemption or repurchase of any note (including upon the occurrence of a fundamental change) or change the time at which or circumstances under which the notes may or shall be redeemed or repurchased; or reduce the fundamental change purchase price of any note or amend or modify in any manner adverse to the holders of notes our obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to send to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Calculations in Respect of Notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the last reported sale prices and the applicable stock prices of our common stock, accrued interest payable on the notes and the applicable conversion rate. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Trustee

Wells Fargo Bank, National Association, is the trustee and has been appointed by us as registrar and paying agent with regard to the notes. From time to time, we may have banking relationships in the ordinary course of business with Wells Fargo Bank, National Association, or its affiliates.

Reports

We will deliver to the trustee (unless such reports have been filed within the time period set forth below on the SEC’s Electronic Data Gathering, Analysis and Retrieval system), within 15 calendar days after we file them with the SEC, copies of our annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which we are required to file with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act. We also will comply with the provisions of Section 314(a) of the Trust Indenture Act.

Governing Law

The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry, Settlement and Clearance

The Global Notes

The notes will be initially issued in the form of one or more registered notes in global form, without interest coupons, which we refer to as the “global notes.” Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC, which we refer to as “DTC participants,” or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of a global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the underwriter; and

•	ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-Entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the underwriter are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriter; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•	will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, and interest with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or

•	an event of default in respect of the notes has occurred and is continuing and any holder of notes requests that the notes be issued in physical, certificated form.

In addition, beneficial interests in a global note may be exchanged for certificated notes upon request of a DTC participant by written notice given to the trustee by or on behalf of DTC in accordance with customary procedures of DTC.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section is a discussion of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes and, to the extent set forth below, any common stock that may be issued upon conversion. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on existing authorities, all of which are subject to change or differing interpretations, possibly with retroactive effect. There can be no assurance that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of purchasing, owning or disposing of the notes or common stock. The summary generally applies only to investors that purchase notes in the initial offering at their issue price and that hold the notes and common stock as “capital assets” (generally, property held for investment). This summary does not describe the effects of the U.S. federal estate and gift tax laws or the effects of any applicable foreign, state or local laws. In addition, this discussion does not address tax considerations applicable to an investor as a result of such investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	regulated investment companies and real estate investment trusts and stockholders of such entities that hold the notes;

•	persons subject to the alternative minimum tax;

•	entities that are tax-exempt for U.S. federal income tax purposes and retirement plans, individual retirement accounts and tax-deferred accounts;

•	dealers and traders in securities or currencies;

•	foreign persons or entities, except to the extent specifically set forth below;

•	S corporations, partnerships and other pass-through entities, including entities and arrangements classified as partnerships for U.S. federal income tax purposes, and beneficial owners of such entities that hold the notes;

•	certain former citizens or long-term residents of the United States;

•	U.S. holders, as defined below, whose functional currency is not the U.S. dollar; and

•	persons holding notes as part of a conversion, constructive sale, wash sale or other integrated transaction or a hedge, straddle or synthetic security.

As used herein, the term “U.S. Holder” means a beneficial owner of notes or, to the extent set forth below, common stock that for U.S. federal income tax purposes is

•	an individual who is a citizen or resident of the United States,

•	a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof,

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

•	a trust if it is subject to the primary supervision of a U.S. court and the control of one or more United States persons (as defined for U.S. federal tax purposes) or has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

A “Non-U.S. Holder” is a beneficial owner of notes or, to the extent set forth below, common stock that is not a U.S. Holder. If a partnership (including for this purpose any entity, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a note or common stock acquired upon conversion of a note, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. A holder of a note, or common stock acquired upon conversion of a note, if any, that is a partnership, and the partners in such partnership, should consult their own tax advisors about the U.S. federal income tax consequences of purchasing, owning and disposing of the notes and the common stock into which the notes may be converted.

You are urged to consult your own tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the ownership, conversion and disposition of the notes and common stock received on conversion of the notes arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

Classification of the Notes

Under the indenture governing the notes, we have agreed, and by acceptance of a beneficial interest in a note, each holder of a note will be deemed to have agreed, to treat the notes as indebtedness for U.S. federal income tax purposes that is subject to the Treasury regulations governing contingent payment debt instruments (the “contingent payment debt regulations”). Pursuant to the terms of the indenture, we and every holder agree (in the absence of an administrative determination or judicial ruling to the contrary) to be bound by our application of the contingent payment debt regulations to the notes, including our determination of the projected payment schedule (as described below) and the comparable yield (as described below), which is the rate at which interest is deemed to accrue on the notes for U.S. federal income tax purposes.

No statutory or judicial authority directly addresses all aspects of the treatment of the notes or instruments similar to the notes for U.S. federal income tax purposes. The application of the contingent payment debt regulations to the notes is uncertain in a number of respects; therefore, no assurance can be given that the IRS will not assert that the notes should be treated differently. A different treatment of the notes upon a successful challenge by the IRS or a change in law could significantly affect the amount, timing and character of income, gain or loss with respect to an investment in the notes. Specifically, a holder might be required to accrue interest income at a lower rate and might recognize capital gain rather than ordinary income upon a taxable disposition of the notes. Accordingly, you should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the notes and the applicability of any proposed legislation (and the prospects of applicable future legislation), as well as with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction and the possible effects of changes in such tax laws.

The remainder of this discussion assumes that the notes will be treated as indebtedness subject to the contingent payment debt regulations as discussed above.

U.S. Holders

Interest Accruals on the Notes

Under the contingent payment debt regulations, a U.S. Holder of the notes, regardless of its method of accounting for U.S. federal income tax purposes, will be required to accrue interest income on the notes on a constant yield basis at an assumed yield (the “comparable yield”) that was determined at the time of issuance of the notes. Accordingly, U.S. Holders of the notes generally will be required to include interest in income, in each year prior to maturity during which the notes are held, in excess of the stated interest payments and any contingent interest payments on the notes. The comparable yield for the notes is based on the yield at which, at the time of issue, we could have issued a non-convertible fixed-rate debt instrument with no contingent payments, but with terms and conditions otherwise similar to those of the notes. We have determined the comparable yield to be 6.75%, compounded semi-annually.

Solely for purposes of determining the amount of interest income that a U.S. Holder of the notes is required to accrue, we were required to construct a “projected payment schedule” in respect of the notes representing a series of payments, the amount and timing of which produce a yield to maturity on the notes equal to the comparable yield. The projected payment schedule includes the amount of each noncontingent payment and an estimate for each contingent payment, taking into account the conversion feature. Holders of the notes that wish to obtain the projected payment schedule may do so by submitting a written request for such information to Pioneer Natural Resources Company, Investor Relations, 5205 North O’Connor Blvd., Suite 200, Irving, Texas 75039, (972) 444-9001.

The comparable yield and projected payment schedule are not provided for any purpose other than the determination of your interest accruals and adjustments thereof in respect of the notes for U.S. federal income tax purposes and do not constitute a projection or representation by us regarding the actual amount that will be paid on the notes, or the value at any time of the common stock into which the notes may be converted.

The precise manner of determining the comparable yield is not entirely clear. It is possible that the IRS could challenge our determination of the comparable yield and projected payment schedule. The yield, if redetermined as a result of any such challenge, could be greater or less than the comparable yield provided by us, and the projected payment schedule could differ materially from the projected payment schedule we have provided. In such case, the taxable income of a holder arising from the ownership, sale, exchange, conversion, redemption or retirement of a note could be increased or decreased.

Based on the comparable yield and the issue price of the notes, a U.S. Holder of a note (regardless of its accounting method) will be required to accrue interest as the sum of the daily portions of interest on the notes for each day in the taxable year during which the U.S. Holder holds the note, adjusted upward or downward to reflect the difference, if any, between the actual and projected amount of any contingent payments on the note (as set forth below). The issue price of the notes is the first price at which a substantial amount of the notes is sold to the public, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity as underwriters, placement agents or wholesalers (the “issue price”).

The daily portions of interest in respect of a note are determined by allocating to each day in an accrual period the ratable portion of interest on the note that accrues in the accrual period. The amount of interest on a note that accrues in an accrual period is the product of the comparable yield on the note (adjusted to reflect the length of the accrual period) and the adjusted issue price of the note as of the beginning of the accrual period. The adjusted issue price of a note at the beginning of any accrual period is (x) the sum of the issue price of the note and any interest previously accrued thereon (disregarding any positive or negative adjustments described below) minus (y) the amount of any noncontingent payments and the amount of any projected payments on the notes for previous accrual periods.

Adjustments to Interest Accruals on the Notes

If you receive actual payments with respect to a note in a taxable year that in the aggregate exceed the total amount of projected payments for that taxable year, you will be required to recognize interest income (in addition to the interest accrual discussed above), equal to the amount of such excess (referred to as a “positive adjustment”) for the taxable year. For this purpose, the payments in a taxable year include the fair market value of property (including our common stock) received in that year and also should include any additional interest received in that year. Alternatively, if you receive actual payments with respect to a note in a taxable year that in the aggregate are less than the total amount of projected payments for that taxable year, you will incur a “negative adjustment” for that taxable year equal to the amount of such shortfall. This negative adjustment will (i) first reduce the amount of interest in respect of the note that you would otherwise be required to include in income in that taxable year and (ii) to the extent of any excess, give rise to an ordinary loss equal to that portion of such excess that does not exceed the excess of (A) the amount of all previous interest inclusions under the note over (B) the total amount of your net negative adjustments treated as ordinary loss on the note in prior taxable years. Any negative adjustment in excess of the amounts described in (i) and (ii) will be carried forward to offset future interest income in respect of the notes or, if there is a negative adjustment carryforward on the note in a taxable year in which the note is sold, converted, exchanged, redeemed or retired, to reduce the amount realized on the sale, conversion, exchange, redemption or retirement of the note. A net negative adjustment is not subject to the two percent floor limitation on miscellaneous deductions under Section 67 of the Code.

Amounts treated as interest under the contingent payment debt regulations are treated as original issue discount for all purposes of the Code.

Sale, Conversion, Exchange, Redemption or Retirement of the Notes

Upon a sale, conversion, exchange, redemption or retirement of a note for cash or cash and our common stock, a U.S. Holder will generally recognize gain or loss equal to the difference between (i) the amount realized (including the fair market value of our common stock received, if any) on the sale, conversion, exchange, redemption or retirement, reduced by any net negative adjustment carried forward, and (ii) such U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note will generally be equal to the U.S. Holder’s purchase price for the note, increased by any interest income previously accrued by the U.S. Holder (determined without regard to any positive or negative adjustments to interest accruals described above) and decreased by the amount of any noncontingent payments and the projected amount of any contingent payments previously made on the notes to the U.S. Holder. A U.S. Holder generally will treat any gain as ordinary interest income and any loss as ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustments previously taken into account as ordinary loss, and the balance as capital loss. The deductibility of capital losses is subject to limitations. A U.S. Holder that sells the notes at a loss that meets certain thresholds may be required to file a disclosure statement with the IRS.

A U.S. Holder’s tax basis in our common stock received upon a conversion of a note will equal the then current fair market value of such common stock. The U.S. Holder’s holding period for the common stock received will commence on the day immediately following the date of conversion.

Dividends

If we make a distribution in respect of our common stock, including any common stock acquired upon conversion of a note, from our current or accumulated earnings and profits as determined under U.S. federal income tax principles, the distribution will be treated as a dividend and will be includible in the recipient’s income when paid. If the distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of the recipient’s investment, up to the recipient’s basis in its common stock, and any remaining excess will be treated as capital gain. If the recipient is a U.S. corporation, it would generally be able to claim a dividends received deduction on a portion of any distribution taxed as a dividend. Subject to certain exceptions, dividends received by individual U.S. recipients currently are taxed at a maximum rate of 15% (or 20% for taxable years beginning after December 31, 2010), provided that certain holding period requirements are met.

Constructive Distributions

The terms of the notes allow for changes in the conversion rate of the notes under certain circumstances. A change in the conversion rate that allows noteholders to receive more shares of common stock on conversion may increase the noteholders’ proportionate interests in our earnings and profits or assets. In that case, the noteholders would be treated as though they received a distribution in the form of our stock. Such a constructive stock distribution could be taxable to the noteholders, although they would not actually receive any cash or other property. Not all changes in the conversion rate that allow noteholders to receive more stock on conversion, however, will increase the noteholders’ proportionate interests in our earnings and profits or assets. For example, a change in conversion rate could simply prevent the dilution of the noteholders’ interests upon a stock split or other change in capital structure. Changes of this type, if made pursuant to a bona fide reasonable adjustment formula, are not treated as constructive stock distributions. Conversely, if an event occurs that dilutes the noteholders’ interests and the conversion rate is not adjusted, the resulting increase in the proportionate interests of our stockholders could be treated as a taxable stock distribution to them. Any taxable constructive stock distributions resulting from a change to, or failure to change, the conversion rate that is treated as a stock distribution would be treated in the same manner as distributions paid in cash or other property and would result in a taxable dividend to the recipient to the extent of our current or accumulated earnings and profits, with any excess treated as a tax-free return of the holder’s investment or as capital gain. Deemed dividends received by U.S. Holders may not be eligible for the reduced rates of tax applicable to qualified dividend income of individuals or to the dividends received deduction generally available to U.S. corporations. U.S. Holders of notes or our common stock should consult their own tax advisors regarding whether any taxable constructive stock dividend would be eligible for the maximum 15% rate described in the previous paragraph or the dividends received deduction.

Sale, Exchange or Other Disposition of Common Stock

A U.S. Holder of our common stock generally will recognize capital gain or loss on a sale, exchange or other disposition of such common stock. The U.S. Holder’s gain or loss will equal the difference between the proceeds received by the holder and the holder’s adjusted tax basis in the stock. The proceeds received by the U.S. Holder will include the amount of any cash and the fair market value of any other property received for the stock. The gain or loss recognized by a U.S. Holder on a sale, exchange or other disposition of common stock will be long-term capital gain or loss if the holder held the note for more than one year, or short-term capital gain or loss if the holder held the note for one year or less, at the time of the transaction. Long-term capital gains of non-corporate taxpayers currently are taxed at a maximum 15% federal rate (or 20% for taxable years beginning after December 31, 2010). Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

The following discussion is limited to the U.S. federal income tax consequences relevant to a Non-U.S. Holder (as defined above) of the notes or our common stock.

Payments with Respect to, and Conversion, Exchange, Redemption or Retirement of, the Notes

All payments on the notes made to you, including (i) any payment of contingent interest, (ii) any payment on the notes of stated interest and (iii) the amount of any cash and the fair market value of shares of common stock received upon the conversion, exchange, redemption or retirement of a note, will be exempt from U.S. federal income or withholding tax, provided that:

•	you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code;

•	you are not a “controlled foreign corporation” with respect to which we are, directly or indirectly, a “related person”;

•	you provide your name and address, and certify, under penalties of perjury, that you are not a United States person, as defined under the Code (which certification may be made on an IRS Form W-8BEN (or successor form)), or that you hold your notes through certain intermediaries, and you and the intermediaries satisfy the certification requirements of the applicable Treasury regulations;

•	the gain is not effectively connected with the conduct of a U.S. trade or business (and in the case of an applicable tax treaty, not attributable to a permanent establishment in the United States);

•	if you are an individual, you have been present in the United States for fewer than 183 days in the taxable year of disposition and certain other requirements are met; and

•	we are not, or were not, within the shorter of the five-year period preceding such disposition and the period the Non-U.S. Holder held the note, a “U.S. real property holding corporation” (“USRPHC”), subject to the discussion below.

In general, we would be a USRPHC if interests in real property comprised the majority of our assets. We believe that we are a USRPHC for U.S. federal income tax purposes. However, so long as our common stock continues to be regularly traded on an established securities market, only a Non-U.S. Holder (i) who owns within the time period described above more than 5% of the notes, if the notes are regularly traded on an established securities market, (ii) who owns notes with a value greater than 5% of our common stock as of the latest date such notes were acquired, if the notes are not regularly traded on an established securities market, or (iii) who actually or constructively owns within the time period described above more than 5% of our common stock, will be subject to United States tax on the sale, exchange, redemption or conversion thereof.

The application of the rules relating to interests in a USRPHC to gain recognized on the disposition of the notes is not entirely clear. Non-U.S. Holders that meet any of the ownership requirements discussed above are strongly encouraged to consult their own tax advisors with respect to the United States tax consequences of the ownership and disposition of notes and common stock.

If you cannot satisfy the requirements described in the first three bullet points above, the 30% United States federal withholding tax will apply with respect to payments of interest on the notes, including contingent interest and payments treated as interest on the notes, unless you provide us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable United States income tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with your conduct of a United States trade or business. If you are a Non-U.S. Holder engaged in a trade or business in the United States and interest on a note is effectively connected with your conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment maintained by you), you will be subject to United States federal income tax on that interest on a net income basis (and exempt from the 30% withholding tax, provided the certification requirements described above are satisfied) in the same manner as if you were a United States person as defined under the Code. In addition, a Non-U.S. Holder that is a foreign corporation may be subject to a branch profits tax equal to 30% (or lower rate as may be prescribed under an applicable United States income tax treaty) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with the conduct of a trade or business in the United States.

If you are an individual who fails to meet the test described in the fourth bullet point above, except as otherwise provided by an applicable income tax treaty, you will be subject to a flat 30% U.S. federal income tax on the gain derived from a sale, which may be offset by U.S. source capital losses, even though you are not considered a resident of the United States.

Dividends on Common Stock and Constructive Distributions

Dividends, if any, paid to a Non-U.S. Holder of common stock received on conversion of a note (and the amount of any taxable constructive stock distributions realized by a Non-U.S. Holder of a note resulting from certain adjustments, or failure to make adjustments, to the number of shares of common stock to be issued on conversion as described above under “— U.S. Holders — Constructive Distributions”) generally will be subject to U.S. withholding tax at a 30% rate. We may satisfy any such withholding tax requirements by withholding the applicable amount from cash payments of interest or from cash or shares of our common stock deliverable to a holder upon a conversion, redemption or repurchase of a note. The withholding tax, however, may be reduced under the term of an applicable income tax treaty between the United States and the Non-U.S. Holder’s country of residence. If applicable, a Non-U.S. Holder should demonstrate its entitlement to treaty benefits by delivering a properly executed IRS Form W-8BEN or appropriate substitute form. If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Any dividends on our common stock that are effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment maintained by you) will be subject to U.S. federal income tax on a net income basis at applicable individual or corporate rates in the same manner as if you were a U.S. Holder, as described above (unless an applicable income tax treaty provides otherwise), but will not be subject to withholding tax provided you comply with certain certification and disclosure requirements. Any such effectively connected dividends received by a Non-U.S. Holder of our common stock that is a corporation may also, under certain circumstances, be subject to the branch profits tax at a 30% rate or such lower rate as may be prescribed under an applicable U.S. income tax treaty.

Sale, Exchange, or other Disposition of Common Stock

You will generally not be subject to U.S. federal income tax on gain realized on the sale, exchange or other disposition of common stock unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States (and, in the case of an applicable tax treaty, the gain is attributable to a permanent establishment maintained by you in the United States);

•	you are an individual who has been present in the United States for 183 days or more in the taxable year of disposition; or

•	you have actually or constructively owned more than 5% of our common stock at any time during the shorter of the five-year period ending on the date of disposition or the period that you held our common stock, provided that our common stock continues to be regularly traded on an established securities market for U.S. federal income tax purposes.

Backup Withholding and Information Reporting

The Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest, dividends, and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by “backup withholding” rules. These rules require the payors to withhold tax from payments subject to information reporting if the recipient fails to cooperate with the reporting regime by failing to provide his taxpayer identification number to the payor, furnishing an incorrect identification number, or repeatedly failing to report interest or dividends on his tax returns. The backup withholding tax rate is currently 28%.

U.S. Holders

Payments of interest or dividends to U.S. Holders of notes or common stock, and the proceeds from the disposition of notes or common stock, generally will be subject to information reporting, and will be subject to backup withholding unless the holder provides us or our paying agent with a correct taxpayer identification number and complies with applicable certification requirements. Any amount withheld under the backup withholding rules is allowable as a credit against the holder’s United States federal income tax, provided that the required information is timely furnished to the IRS.

Non-U.S. Holders

We must report annually to the IRS the interest and/or dividends paid to each Non-U.S. Holder and the tax withheld, if any, with respect to such interest and/or dividends, including any tax withheld pursuant to the rules described under “— Non-U.S. Holders — Payments with Respect to, and Conversion, Exchange, Redemption or Retirement of, the Notes” and “— Non-U.S. Holders — Dividends on Common Stock and Constructive Distributions.”

The gross proceeds from the disposition of notes or our common stock may be subject to information reporting and backup withholding. If you sell your notes or common stock outside the United States through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the United States, then the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not backup withholding, will generally apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your common stock through a non-U.S. office of a broker that:

•	is a United States person;

•	derives 50% or more of its gross income in specific periods from the conduct of a trade or business in the United States;

•	is a “controlled foreign corporation” for U.S. tax purposes; or

•	is a foreign partnership, if at any time during its tax year, one or more of its partners are United States persons who in the aggregate hold more than 50% of the income or capital interests in the partnership, or the foreign partnership is engaged in a U.S. trade or business, unless the broker has documentary evidence in its files that you are a non-U.S. person and certain other conditions are met, or you otherwise establish an exemption.

If you receive payments of the proceeds of a sale of notes or our common stock to or through a U.S. office of a broker, the payment is subject to both U.S. backup withholding and information reporting unless you properly provide a Form W-8BEN certifying that you are a non-U.S. person or you otherwise establish an exemption.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your U.S. federal income tax liability by timely filing a properly completed claim for refund with the U.S. Internal Revenue Service.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated January 15, 2008, we have agreed to sell to the underwriters named below, for whom Credit Suisse Securities (USA) LLC and UBS Securities LLC are acting as joint bookrunners, the following respective principal amounts of notes:

Principal
Amount
Underwriter	of Notes

Credit Suisse Securities (USA) LLC	$308,000,000
UBS Securities LLC	66,000,000
Banc of America Securities LLC	22,000,000
BMO Capital Markets Corp.	22,000,000
Deutsche Bank Securities Inc.	22,000,000

Total	$440,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased, other than those notes covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults on its purchase commitments, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

We have granted to the underwriters a 13-day option to purchase an aggregate of not more than $60,000,000 additional principal amount of the notes at the initial public offering price less the underwriting discounts and commissions. The underwriters may exercise this option at any time within the 13-day period beginning on the date of this prospectus supplement.

The underwriters propose to offer the notes initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of 1.275% of the principal amount per note. After the initial public offering the representative may change the public offering price and concession and discount to broker/dealers.

The following table summarizes the compensation and estimated expenses we will pay:

	Per Note		Total
	Without	With	Without	With
	Over-allotment	Over-allotment	Over-allotment	Over-allotment

Underwriting discounts and commissions payable by us	2.125%	2.125%	$9,350,000	$10,625,000
Expenses payable by us	0.158%	0.139%	$695,000	$695,000

The notes are a new issue of securities with no established trading market. The underwriters have advised us that one or more of the underwriters intends to make a secondary market for the notes. However, they are not obligated to do so and may discontinue making a secondary market for the notes at any time without notice. No assurance can be given as to how liquid the trading market for the notes will be.

We have agreed that we will not offer, sell, pledge, contract to sell or otherwise dispose of, or grant any option, right or warrant to purchase from us directly or indirectly, enter into any swap, hedge or any other agreement that transfers, in whole or in part, the economic consequences of ownership, establish or increase a “put equivalent position” or liquidate or decrease a “call equivalent position” within the meaning of Section 16 of the Exchange Act, or file with the SEC a registration statement (other than a registration statement relating to our director and employee stock plans in effect on the date of this prospectus supplement) under the Securities Act relating to, any securities substantially similar to the notes, shares of our common stock, or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose our intention to make any offer, sale, disposition or filing, without the prior written consent of Credit Suisse Securities (USA) LLC for a period of 60 days after the date of this prospectus supplement, subject to certain exceptions, including an exception that permits us to offer and sell securities pursuant to our director and employee stock plans existing on the date hereof and awards thereunder.

Our executive officers have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, offer, sell, contract to sell, contract to purchase any option, right or warrant to purchase any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, or such other securities, whether any such aforementioned transaction is to be settled by delivery of our common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement or make any demand for or exercise any right with respect to, the registration of our common stock or any security convertible into or exercisable or exchangeable for our common stock, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC for a period of 60 days after the date of this prospectus supplement, subject to certain exceptions, including an exception that permits our executive officers to sell securities to us with respect to payment of exercise price and tax withholding for awards and to sell up to an aggregate (for all of our executive officers) of 300,000 shares to any person.

We have agreed to indemnify the underwriters against liabilities, including liabilities under the Securities Act, or to contribute to payments which the underwriters may be required to make in that respect.

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, and penalty bids and passive market making in accordance with Regulation M under the Securities Exchange Act of 1934 (the “Exchange Act”).

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of notes in excess of the principal amount of notes the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the principal amount of the notes over-allotted by the underwriters is not greater than the principal amount of notes that they may purchase in the over-allotment option. In a naked short position, the principal amount of notes involved is greater than the principal amount of the notes in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing notes in the open market.

•	Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of notes to close out the short position, the underwriters will consider, among other things, the price of notes available for purchase in the open market as compared to the price at which they may purchase notes through the over-allotment option. If the underwriters sell more notes than could be covered by the over-allotment option, a naked short position, that position can only be closed out by buying notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the notes originally sold by the syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

•	In passive market making, market makers in the notes who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchases of the notes until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representative may agree to allocate securities to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus to the public in that Relevant Member State other than:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the underwriter for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of

Section 21 of the Financial Services and Markets Act (“FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

All of the foregoing restrictions relating to the notes offered hereby also apply to the common stock issuable upon conversion of the notes.

Affiliates of each of the underwriters of this offering are lenders under our $1.5 billion credit facility. Affiliates of certain of the underwriters will receive proceeds of this offering because they are participating lenders under our credit facility. Certain of the underwriters and their affiliates have performed or may perform investment banking and financial advisory services for us from time to time, for which they have or will receive customary compensation.

Affiliates of the underwriters of this offering will receive repayment of amounts outstanding under our $1.5 billion credit facility from the net proceeds of this offering that are, in the aggregate, more than 10% of the net proceeds of this offering. Because affiliates of the underwriters will receive more than 10% of the entire net proceeds in this offering, the underwriters may be deemed to have a “conflict of interest” under Rule 2710(h) of the Conduct Rules of the Financial Industry Regulatory Authority, or FINRA. Accordingly, this offering will be made in compliance with the applicable provisions of Rule 2720 of the Conduct Rules. Rule 2720 requires that the public offering price can be no higher than that recommended by a “qualified independent underwriter,” as defined by FINRA. Credit Suisse Securities (USA) LLC has served in that capacity and performed due diligence investigations and reviewed and participated in the preparation of this prospectus supplement.

LEGAL MATTERS

The validity of the notes offered in this prospectus supplement will be passed upon for us by Vinson & Elkins L.L.P., Dallas, Texas. Certain legal matters in connection with this offering will be passed upon for the underwriters by Milbank, Tweed, Hadley & McCloy LLP, New York, New York.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Current Report on Form 8-K filed January 14, 2008 with the Securities and Exchange Commission and management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2006 included in our Annual Report on Form 10-K for the year ended December 31, 2006, as set forth in their reports, which are incorporated by reference in this prospectus supplement and in the Registration Statement. Our financial statements and management’s assessment are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

Estimated quantities of our oil and gas reserves and the net present value of such reserves as of December 31, 2006, set forth in or incorporated by reference in this prospectus supplement are based upon reserve reports prepared by us and audited by Netherland, Sewell & Associates, Inc. for our major properties in the United States and reserve reports prepared by our engineers for all other properties. The reserve audit conducted by Netherland, Sewell & Associates, Inc. for our major properties in the United States in aggregate represented 89% of our estimated proved quantities of reserves as of December 31, 2006. We have incorporated these estimates in reliance on the authority of such firm as experts in such matters.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. The SEC also maintains an Internet site (www.sec.gov) that contains the reports, proxy and information statements that we file electronically with the SEC. Our reports, proxy and information statements are also available through our Internet site at www.pxd.com.

Our common stock is listed on the New York Stock Exchange under the symbol “PXD.” Our reports and other information filed with the SEC can also be inspected at the offices of the New York Stock Exchange, 11 Wall Street, New York, New York 10005.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information we file later with the SEC will automatically update and supersede this information. Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, we incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the notes offered hereby have been sold or we have filed with the SEC an amendment to the registration statement relating to this offering which deregisters all securities then remaining unsold:

•	the description of our common stock contained in our Registration Statement on Form 8-A, as filed with the SEC on August 5, 1997, and the amendment thereto filed with the SEC on August 8, 1997;

•	the description of the rights to purchase our Series A Junior Participating Preferred Stock pursuant to our Stockholder Rights Plan contained in our Registration Statement on Form 8-A, as filed with the SEC on July 24, 2001 and in the amendment to that Registration Statement on Form 8-A/A, as filed with the SEC on May 23, 2006;

•	our Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC on February 20, 2007;

•	Our quarterly reports on Form 10-Q for the three months ended March 31, 2007, the six months ended June 30, 2007, and the nine months ended September 30, 2007; and

•	Our current reports on Form 8-K filed with the SEC on March 2, 2007, March 9, 2007, March 12, 2007, August 7, 2007, December 18, 2007 and January 14, 2008.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Pioneer Natural Resources Company
5205 North O’Connor Blvd.
Suite 200
Irving, Texas 75039
Attention: Investor Relations
Telephone: (972) 444-9001

PROSPECTUS

Pioneer Natural Resources Company
Pioneer Natural Resources USA, Inc., as Guarantor

Debt Securities
Common Stock
Preferred Stock
Depositary Shares
Warrants
Stock Purchase Contracts
Stock Purchase Units
Guarantees of Debt Securities

We may offer and sell the securities listed above from time to time in one or more classes or series and in amounts, at prices and on terms that we will determine at the time of the offering. Any debt securities we issue under this prospectus may be guaranteed by Pioneer Natural Resources USA, Inc., our wholly-owned subsidiary that we call Pioneer USA.

We will provide specific terms of the securities to be sold by us, including any guarantee by Pioneer USA, and the methods by which we will sell them in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. This prospectus may not be used to offer or sell securities without a prospectus supplement describing the methods and terms of the offering. We may sell the securities directly or we may distribute them through underwriters or dealers. In addition, the underwriters may overallot a portion of the securities.

Our common stock is listed on the New York Stock Exchange under the symbol “PXD.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 14, 2008.

ABOUT THIS PROSPECTUS

This prospectus is part of a Registration Statement on Form S-3 that Pioneer and Pioneer USA filed with the Securities and Exchange Commission using a shelf registration process. Under this shelf process, Pioneer or Pioneer USA may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities Pioneer or Pioneer USA may offer. Each time Pioneer or Pioneer USA sells securities, Pioneer or Pioneer USA will provide a prospectus supplement that will contain specific information about the terms of that offering. This prospectus does not contain all of the information included in the Registration Statement. For a more complete understanding of the offering of the securities, you should refer to the Registration Statement, including its exhibits. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. Pioneer and Pioneer USA have not authorized anyone to provide you with different information. Pioneer and Pioneer USA are not making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date.

In this prospectus, references to the terms “we,” “us” or “Pioneer” or other similar terms refer to Pioneer Natural Resources Company, and not to Pioneer Natural Resources USA, Inc., unless we state otherwise or the context indicates otherwise. References to “Pioneer USA” refer to Pioneer Natural Resources USA, Inc.

UNCERTAINTY OF FORWARD-LOOKING STATEMENTS

This prospectus and the documents Pioneer and Pioneer USA incorporate by reference contain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. The forward-looking statements speak only as of the date made, and Pioneer and Pioneer USA undertake no obligation to update such forward-looking statements. These forward-looking statements may be identified by the use of the words “believe,” “expect,” “anticipate,” “will,” “contemplate,” “would” and similar expressions that contemplate future events. All statements other than statements of historical fact included or incorporated in this prospectus, including statements regarding Pioneer’s or Pioneer USA’s financial position, business strategy, production and reserve growth and other plans and objectives for Pioneer’s or Pioneer USA’s future operations, are forward-looking statements.

Although Pioneer and Pioneer USA believe that such forward-looking statements are based on reasonable assumptions, Pioneer and Pioneer USA give no assurance that Pioneer’s or Pioneer USA’s expectations will in fact occur. Important factors could cause actual results to differ materially from those in the forward-looking statements, including factors identified in Pioneer’s periodic and current reports incorporated in this prospectus by reference or as stated in a prospectus supplement to this prospectus under the caption ‘‘Risk Factors.” Forward-looking statements are subject to risks and uncertainties and include information concerning general economic conditions and possible or assumed future results of operations, estimates of oil and gas production and reserves, drilling plans, future cash flows, anticipated capital expenditures, Pioneer’s realization of deferred tax assets, the level of future expenditures for environmental costs, and the strategies, plans and objectives of Pioneer’s management.

This cautionary statement expressly qualifies in their entirety all forward-looking statements attributable to Pioneer or Pioneer USA.

RISK FACTORS

You should carefully consider the specific risks described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement, and any risk factors set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act before making an investment decision. See “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

Pioneer files annual, quarterly and other reports, proxy statements and other information with the Securities and Exchange Commission. Pioneer’s SEC filings are available to the public over the internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document Pioneer files at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov and on our corporate website at http://www.pxd.com. Information on our website does not constitute part of this prospectus.

Pioneer’s common stock is listed on the New York Stock Exchange under the symbol “PXD.” Pioneer’s reports and other information filed with the SEC can also be inspected at the offices of the New York Stock Exchange.

INFORMATION THAT PIONEER AND PIONEER USA INCORPORATE BY REFERENCE

The SEC allows Pioneer and Pioneer USA to incorporate by reference the information Pioneer files with the SEC, which means that Pioneer and Pioneer USA can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information Pioneer files later with the SEC will automatically update and supersede this information. Except to the extent that information therein is deemed furnished and not filed pursuant to securities laws and regulations, Pioneer and Pioneer USA incorporate by reference the documents listed below that Pioneer filed with the SEC under the Securities Exchange Act of 1934:

•	the description of Pioneer’s common stock contained in its Registration Statement on Form 8-A, filed with the SEC on August 5, 1997, and the amendment to that Registration Statement filed with the SEC on August 8, 1997;

•	the description of the rights to purchase Pioneer’s Series A Junior Participating Preferred Stock pursuant to Pioneer’s stockholder rights plan contained in Pioneer’s Registration Statement on Form 8-A filed with the SEC on July 24, 2001, and the amendment to that Registration Statement filed with the SEC on May 23, 2006;

•	Pioneer’s annual report on Form 10-K for the year ended December 31, 2006;

•	Pioneer’s quarterly reports on Form 10-Q for the three months ended March 31, 2007, the six months ended June 30, 2007, and the nine months ended September 30, 2007; and

•	Pioneer’s current reports on Form 8-K, filed with the SEC on March 2, 2007, March 9, 2007, March 12, 2007, August 7, 2007, December 18, 2007, and January 14, 2008.

Pioneer and Pioneer USA also incorporate by reference each of the documents that Pioneer files with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding any information furnished under Items 2.02 or 7.01 in any Current Report on Form 8-K and any other information that is deemed furnished and not filed) after the date of this prospectus until the offering of the securities terminates or Pioneer or Pioneer USA has filed with the SEC an amendment to the Registration Statement relating to this offering which deregisters all securities then remaining unsold.

You may request a copy of any of these filings, other than an exhibit to those filings unless Pioneer or Pioneer USA has specifically incorporated that exhibit by reference into the filing, at no cost, by telephoning or writing Pioneer or Pioneer USA at the following address:

Pioneer Natural Resources Company
5205 North O’Connor Blvd., Suite 200
Irving, Texas 75039
Attention: Investor Relations
Telephone: (972) 444-9001

PIONEER AND PIONEER USA

Pioneer is a large independent oil and gas exploration and production company with operations in the United States, South Africa and Tunisia. Pioneer USA is a wholly-owned subsidiary of Pioneer and owns the majority of Pioneer’s United States oil and gas properties.

The executive offices of Pioneer and Pioneer USA are located at 5205 North O’Connor Blvd., Suite 200, Irving, Texas 75039, telephone number: (972) 444-9001. Pioneer maintains other offices in Anchorage, Alaska; Denver, Colorado; Midland, Texas; London, England; Capetown, South Africa; and Tunis, Tunisia.

USE OF PROCEEDS

Unless Pioneer or Pioneer USA informs you otherwise in the prospectus supplement, each of Pioneer and Pioneer USA expects to use the net proceeds from the sale of securities for general corporate purposes. These purposes may include, but are not limited to:

•	reduction or refinancing of debt or other corporate obligations;

•	acquisitions;

•	capital expenditures; and

•	working capital.

Pending any specific application, each of Pioneer and Pioneer USA may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

RATIOS OF EARNINGS TO FIXED CHARGES AND
EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth Pioneer’s ratios of consolidated earnings to fixed charges and earnings to fixed charges and preferred stock dividends for the periods presented:

	Nine Months
	Ended
	September 30,	Year Ended December 31,
	2007	2006	2005	2004	2003	2002

Ratio of earnings to fixed charges(a)	2.81	3.28	3.62	3.13	2.76	1.51
Ratio of earnings to fixed charges and preferred stock dividends(b)	2.81	3.28	3.62	3.13	2.76	1.51

(a)	The ratio has been computed by dividing earnings by fixed charges. For purposes of computing the ratio:

•	earnings consist of income from continuing operations before income taxes, cumulative effect of change in accounting principle, adjustment for minority interests in the earnings of consolidated subsidiaries and adjustment for capitalized interest, plus fixed charges; and

•	fixed charges consist of interest expense, capitalized interest, and the portion of rental expense deemed to be representative of the interest component of rental expense.

(b)	The ratio has been computed by dividing earnings by fixed charges and preferred stock dividends. For purposes of computing the ratio:

•	earnings consist of income from continuing operations before income taxes, cumulative effect of change in accounting principle, adjustment for minority interests in the earnings of consolidated subsidiaries and adjustment for capitalized interest, plus fixed charges and preferred stock dividends, net of preferred stock dividends of a consolidated subsidiary; and

•	fixed charges and preferred stock dividends consist of interest expense, capitalized interest and the portion of rental expense deemed to be representative of the interest component of rental expense, preferred stock dividends of a consolidated subsidiary and preferred stock dividends.

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms and provisions of the debt securities that Pioneer may issue separately, upon exercise of a debt warrant, in connection with a stock purchase contract, or as part of a stock purchase unit from time to time in the form of one or more series of debt securities. The applicable prospectus supplement will describe the specific terms of the debt securities offered through that prospectus supplement as well as any general terms described in this section that will not apply to those debt securities.

Pioneer’s debt securities will be issued under an indenture between Pioneer and one or more commercial banks to be selected by Pioneer. Under the indenture, Pioneer’s debt securities may be subordinated to other indebtedness of Pioneer. See “Description of Debt Securities — Subordination of Subordinated Debt Securities” below. We have filed the indenture as an exhibit to the Registration Statement of which this prospectus is a part.

The indenture will not limit the amount of debt securities that Pioneer may issue and will permit Pioneer to issue securities from time to time in one or more series. The debt securities will be unsecured obligations of Pioneer, unless otherwise stated in the applicable prospectus supplement. Pioneer currently conducts substantially all of its operations through subsidiaries, and the holders of debt securities (whether senior or subordinated debt securities) will be effectively subordinated to the creditors of Pioneer’s subsidiaries. This means that creditors of Pioneer’s subsidiaries will have a claim to the assets of Pioneer’s subsidiaries that is superior to the claim of Pioneer’s creditors, including holders of Pioneer’s debt securities.

Generally, Pioneer will pay the principal of, premium, if any, and interest on Pioneer’s registered debt securities either at an office or agency that Pioneer maintains for that purpose or, if Pioneer elects, Pioneer may pay interest by mailing a check to your address as it appears on Pioneer’s register (or, at the election of the holder, by wire transfer to an account designated by the holder). Except as may be provided otherwise in the applicable prospectus supplement, no payment on a bearer security will be made by mail to an address in the United States or by wire transfer to an account in the United States. Except as may be provided otherwise in the applicable prospectus supplement, Pioneer will issue its debt securities only in fully registered form without coupons, generally in denominations of $1,000 or integral multiples of $1,000. Pioneer will not apply a service charge for a transfer or exchange of its debt securities, but Pioneer may require that you pay the amount of any applicable tax or other governmental charge.

The applicable prospectus supplement will describe the following terms of any series of debt securities that Pioneer may offer:

1.	the title of the debt securities;

2.	whether they are senior debt securities or subordinated debt securities;

3.	the total amount of the debt securities authorized and the amount outstanding, if any;

4.	any limit on the aggregate principal amount of the debt securities offered through that prospectus supplement;

5.	the identity of the person to whom Pioneer will pay interest if it is anybody other than the noteholder;

6.	when the principal of the debt securities will mature;

7.	the interest rate or the method for determining it, including any procedures to vary or reset the interest rate;

8.	when interest will be payable, as well as the record dates for determining to whom Pioneer will pay interest;

9.	where the principal of, premium, if any, and interest on the debt securities will be paid;

10.	whether Pioneer has any obligation to redeem, repurchase or repay the debt securities under any mandatory or optional sinking funds or similar arrangements and the terms of those arrangements;

11.	when the debt securities may be redeemed if they are redeemable, as well as the redemption prices, and a description of the terms of redemption;

12.	whether Pioneer has any obligation to redeem or repurchase the debt securities at the holder’s option;

13.	the denominations of the debt securities, if other than $1,000 or an integral multiple of $1,000;

14.	the amount that Pioneer will pay the holder if the maturity of the debt securities is accelerated, if other than their principal amount;

15.	the currency in which Pioneer will make payments to the holder and, if a foreign currency, the manner of conversion from United States dollars;

16.	any index Pioneer may use to determine the amount of payment of principal of, premium, if any, and interest on the debt securities;

17.	whether the debt securities will be issued in electronic, global or certificated form;

18.	if the debt securities will be issued only in the form of a global note, the name of the depositary or its nominee and the circumstances under which the global note may be exchanged in whole or in part for other individual debt securities in definitive registered form;

19.	the applicability of the legal defeasance and covenant defeasance provisions in the applicable indenture;

20.	any additions or changes to events of default and any additional events of default that would result in acceleration of their maturity;

21.	whether the debt securities will be issued as registered securities or bearer securities and, if the debt securities are bearer securities, whether coupons will be attached, whether and to whom any additional interest payments shall be made, and the circumstances, if any, under which the bearer debt securities may be exchanged for registered debt securities;

22.	the applicability or inapplicability of any covenants and any additions or changes to the covenants, including those relating to permitted consolidations, mergers or sales of assets or otherwise;

23.	if any debt securities do not bear interest, the dates for any required reports to the trustee;

24.	the amount that will be deemed to be the principal amount of the debt securities as of a particular date before maturity if the principal amount payable at the stated maturity date will not be able to be determined on that date;

25.	whether the debt securities will be convertible into or exchangeable for any other securities and the terms and conditions upon which a conversion or exchange may occur, including the initial conversion or exchange price or rate, the conversion or exchange period and any other additional provisions;

26.	the terms of any repurchase or remarketing rights of third parties;

27.	the terms of any guarantee of the debt securities; and

28.	any other terms of the debt securities.

Debt securities may bear interest at fixed or floating rates. Pioneer may issue its debt securities at an original issue discount, bearing no interest or bearing interest at a rate that, at the time of issuance, is below market rate, to be sold at a substantial discount below their stated principal amount. Generally speaking, if Pioneer’s debt securities are issued at an original issue discount and there is an event of default or acceleration of their maturity, holders will receive an amount less than their principal amount. Tax and other special considerations applicable to any series of debt securities, including original issue discount debt, will be described in the prospectus supplement in which Pioneer offers those debt securities.

Pioneer will have the ability under the indenture to reopen a previously issued series of debt securities and issue additional debt securities of that series or establish additional terms of the series. Pioneer is also permitted to issue debt securities with the same terms as previously issued debt securities.

Pioneer will comply with Section 14(e) under the Securities Exchange Act of 1934 and any other tender offer rules under the Securities Exchange Act of 1934 that may then apply to any obligation Pioneer may have to purchase debt securities at the option of the holders. Any such obligation applicable to a series of debt securities will be described in the related prospectus supplement.

Subordination of Subordinated Debt Securities

Debt securities of a series may be subordinated to senior indebtedness to the extent set forth in the prospectus supplement relating to the subordinated debt securities. The definition of “senior indebtedness” (1) will include, among other things, Pioneer’s indebtedness, whether outstanding on the original issue date of the debt securities or incurred after such date, unless the instrument that creates or evidences such indebtedness provides that such obligations are subordinate in right of payment to the debt securities, and (2) will be specifically set forth in the prospectus supplement relating to the subordinated debt securities.

Subordinated debt securities of a particular series and any coupons relating to those debt securities will be subordinate in right of payment, to the extent and in the manner set forth in the indenture and the prospectus supplement relating to those subordinated debt securities, to the prior payment of all of Pioneer’s indebtedness that is designated as senior indebtedness with respect to that series.

Upon any payment or distribution of Pioneer’s assets to creditors or upon a total or partial liquidation or dissolution of Pioneer or in a bankruptcy, receivership, or similar proceeding relating to Pioneer or its property, holders of senior indebtedness will be entitled to receive payment in full in cash of the senior indebtedness before holders of subordinated debt securities will be entitled to receive any payment of principal, premium, if any, or interest with respect to the subordinated debt securities and, until the senior indebtedness is paid in full, any distribution to which holders of subordinated debt securities would otherwise be entitled will be made to the holders of senior indebtedness (except that holders of subordinated debt securities may receive shares of stock and any debt securities that are subordinated to senior indebtedness to at least the same extent as the subordinated debt securities), all as described in the applicable prospectus supplement.

Unless otherwise provided in an applicable prospectus supplement, Pioneer may not (1) make any payments of principal, premium, if any, or interest with respect to subordinated debt securities, (2) make any deposit for the purpose of defeasance of the subordinated debt securities, or (3) repurchase, redeem, or otherwise retire (except, in the case of subordinated debt securities that provide for a mandatory sinking fund, by Pioneer’s delivery of subordinated debt securities to the trustee in satisfaction of Pioneer’s sinking fund obligation) any subordinated debt securities if:

•	any principal, premium, or interest with respect to senior indebtedness is not paid within any applicable grace period (including at maturity); or

•	any other default on senior indebtedness occurs and the maturity of that senior indebtedness is accelerated in accordance with its terms,

unless, in either case, the default has been cured or waived and the acceleration has been rescinded, the senior indebtedness has been paid in full in cash, or Pioneer and the trustee receive written notice approving the payment from the representatives of each issue of specified senior indebtedness as described in the applicable prospectus supplement.

Unless otherwise provided in an applicable prospectus supplement, during the continuance of any default (other than a default described in the preceding paragraph) with respect to any senior indebtedness pursuant to which the maturity of that senior indebtedness may be accelerated immediately without further notice (except such notice as may be required to effect the acceleration) or the expiration of any applicable grace periods, Pioneer may not pay the subordinated debt securities for such periods after notice of the default from the representative of specified senior indebtedness as shall be specified in the applicable prospectus supplement.

By reason of this subordination, in the event of insolvency, Pioneer’s creditors who are holders of senior indebtedness or holders of any indebtedness or preferred stock of Pioneer’s subsidiaries, as well as certain of Pioneer’s general creditors, may recover more, ratably, than the holders of the subordinated debt securities.

Events of Default

Except as may be provided otherwise in a prospectus supplement, any of the following events will constitute an event of default for a series of debt securities under the indenture:

•	failure to pay interest on Pioneer’s debt securities of that series, or any payment with respect to the related coupons, if any, for 30 days past the applicable due date;

•	failure to pay principal of, or premium, if any, on Pioneer’s debt securities of that series when due, whether at maturity, upon redemption, by declaration, upon required repurchase or otherwise;

•	failure to make any sinking fund payment on debt securities of that series when due;

•	failure to perform any covenant or agreement in the indenture, including failure to comply with the provisions of the indenture relating to consolidations, mergers and sales of assets, but other than a covenant included in the indenture solely for the benefit of a different series of Pioneer’s debt securities, which failure to comply continues for 90 days after written notice from the trustee or holders of 25% of the outstanding principal amount of the debt securities of that series as provided in the applicable indenture;

•	acceleration of more than $50,000,000 of indebtedness of Pioneer under the terms of the applicable debt instrument if the acceleration is not rescinded or the indebtedness is not paid within 10 days after written notice from the trustee or holders of 25% of the outstanding principal amount of the debt securities of that series as provided in the indenture;

•	specified events relating to the bankruptcy, insolvency or reorganization of Pioneer or any of its significant subsidiaries; and

•	any other event of default provided with respect to debt securities of that series.

An event of default with respect to one series of debt securities is not necessarily an event of default for another series.

If there is an event of default with respect to a series of Pioneer’s debt securities, which continues for the requisite amount of time, either the trustee or holders of at least 25% of the aggregate principal amount of that series may declare the principal amount of and interest on all of the debt securities of that series to be due and payable immediately, except that if an event of default occurs due to bankruptcy, insolvency or reorganization as provided in the indenture, then the principal of and interest on the debt securities shall become due and payable immediately without any act by the trustee or any holder of debt securities. If the securities were issued at an original issue discount, less than the stated principal amount may become payable.

Notwithstanding the foregoing, except as provided in any supplemental indenture and described in an applicable prospectus supplement, if Pioneer so elects, the sole remedy of holders for an event of default relating to the failure to comply with the reporting obligations in the indenture, which are described below under “— Reports,” will consist exclusively of the right to receive additional interest on the notes at an annual rate equal to 0.25% of the principal amount of the notes for the period beginning on the 91st day after the occurrence of such event of default. This additional interest will be payable in the same manner and on the same dates as the stated interest payable on the notes. If Pioneer so elects, this additional interest will accrue on all outstanding notes from and including the 91st day following the date on which an event of default relating to a failure to comply with the reporting obligations in the indenture first occurs to but not including the date on which the event of default relating to the reporting obligations shall have been cured or waived.

In order to exercise the extension right and elect to pay the additional interest as the sole remedy following the occurrence of any event of default relating to the failure to comply with the reporting obligations in accordance with the preceding paragraph, Pioneer must notify all holders of notes and the trustee and paying agent of such election prior to the close of business on the 91st day after the date on which such event of default occurs (or, if such date is not a business day, on the first business day thereafter). Upon Pioneer’s failure to timely give such notice, the notes will be subject to acceleration as provided above.

The provisions of the indenture described in the preceding paragraphs will not affect the rights of holders of notes in the event of an occurrence of any other event of default.

Before the acceleration of the maturity of the debt securities of any series, the holders of a majority in aggregate principal amount of the debt securities of that series may, on behalf of the holders of all debt securities and any related coupons of that series, waive any past default or event of default and its consequences for that series, except (1) a default in the payment of the principal, premium, or interest with respect to those debt securities or (2) a default with respect to a provision of the indenture that cannot be amended without the consent of each holder affected by the amendment. In case of a waiver of a default, that default shall cease to exist, any event of default arising from that default shall be deemed to have been cured for all purposes, and Pioneer, the trustee, and the holders of the senior debt securities of that series will be restored to their former positions and rights under the indenture.

The trustee under the indenture will, within 90 days after the occurrence of a default known to it with respect to a series of debt securities, give to the holders of the debt securities of that series notice of all uncured defaults with respect to that series known to it, unless the defaults have been cured or waived before the giving of the notice, but the trustee will be protected in withholding the notice if it in good faith determines that the withholding of the notice is in the interest of the holders of those debt securities, except in the case of default in the payment of principal, premium, or interest with respect to the debt securities of that series or in the making of any sinking fund payment with respect to the debt securities of that series.

A holder may institute a suit against Pioneer for enforcement of such holder’s rights under the indenture, for the appointment of a receiver or trustee, or for any other remedy only if the following conditions are satisfied:

•	the holder gives the trustee written notice of a continuing event of default with respect to a series of Pioneer’s debt securities held by that holder;

•	holders of at least 25% of the aggregate principal amount of that series make a request, in writing, and offer reasonable indemnity, to the trustee for the trustee to institute the requested proceeding;

•	the trustee does not receive direction contrary to the holder’s request within 90 days following such notice, request and offer of indemnity under the terms of the indenture; and

•	the trustee does not institute the requested proceeding within 90 days following such notice.

The indenture will require Pioneer every year to deliver to the trustee a statement as to performance of Pioneer’s obligations under the indenture and as to any defaults.

A default in the payment of any of Pioneer’s debt securities, or a default with respect to Pioneer’s debt securities that causes them to be accelerated, may give rise to a cross-default under Pioneer’s bank credit facility or other indebtedness.

Satisfaction and Discharge of the Indenture

The indenture will generally cease to be of any further effect with respect to a series of debt securities if:

•	Pioneer has delivered to the trustee for cancellation all debt securities of that series (with certain limited exceptions); or

•	all debt securities and coupons of that series not previously delivered to the trustee for cancellation have become due and payable, whether by redemption, at stated maturity, or otherwise, and Pioneer has deposited with the trustee as trust funds the entire amount sufficient to pay at maturity or upon redemption all of those debt securities and coupons;

and if, in either case, Pioneer also pays or causes to be paid all other sums payable under the indenture by Pioneer.

Legal Defeasance and Covenant Defeasance

Any series of Pioneer’s debt securities may be subject to the defeasance and discharge provisions of the indenture if so specified in the applicable prospectus supplement. If those provisions are applicable, Pioneer may elect either:

•	legal defeasance — which will permit Pioneer to defease and be discharged from, subject to limitations, all of its obligations with respect to those debt securities; or

•	covenant defeasance — which will permit Pioneer to be released from its obligations to comply with covenants relating to those debt securities as described in the applicable prospectus supplement, which may include obligations concerning subordination of Pioneer’s subordinated debt securities.

If Pioneer exercises its legal defeasance option with respect to a series of debt securities, payment of those debt securities may not be accelerated because of an event of default. If Pioneer exercises its covenant defeasance option with respect to a series of debt securities, payment of those debt securities may not be accelerated because of an event of default related to the specified covenants.

Unless otherwise provided in the applicable prospectus supplement, Pioneer may invoke legal defeasance or covenant defeasance with respect to any series of its debt securities only if:

•	Pioneer irrevocably deposits with the trustee, in trust, an amount in funds or U.S. government obligations which, through the payment of principal and interest in accordance with their terms, will provide money in an amount sufficient to pay, when due upon maturity or redemption, as the case may be, the principal of, premium, if any, and interest on those debt securities;

•	Pioneer delivers to the trustee a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. government obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay the principal, premium, and interest when due with respect to all the debt securities of that series to maturity or redemption, as the case may be;

•	123 days pass after the deposit is made and, during the 123-day period, no default relating to Pioneer’s bankruptcy, insolvency or reorganization occurs that is continuing at the end of that period;

•	no event of default has occurred and is continuing on the date of the deposit and after giving effect to the deposit;

•	the deposit is not a default under any other agreement binding on Pioneer and, in the case of subordinated debt securities, is not prohibited by the subordination provisions of the indenture;

•	Pioneer delivers to the trustee an opinion of counsel to the effect that the trust resulting from the deposit is not, or is qualified as, a regulated investment company under the Investment Company Act of 1940;

•	Pioneer delivers to the trustee an opinion of counsel addressing certain federal income tax matters relating to the defeasance; and

•	Pioneer delivers to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance and discharge of the debt securities of that series as contemplated by the applicable indenture have been complied with.

Modification and Waiver

Pioneer may enter into supplemental indentures for the purpose of modifying or amending the indenture with the consent of holders of at least a majority in aggregate principal amount of each series of Pioneer’s outstanding debt securities affected. However, unless otherwise provided in the applicable prospectus supplement, the consent of all of the holders of Pioneer’s debt securities that are affected by any modification or amendment is required for any of the following:

•	to reduce the percentage in principal amount of debt securities of any series whose holders must consent to an amendment;

•	to reduce the rate of or extend the time for payment of interest on any debt security or coupon or reduce the amount of any interest payment to be made with respect to any debt security or coupon;

•	to reduce the principal of or change the stated maturity of principal of any debt security;

•	to reduce the premium payable upon the redemption of any debt security or change the time at which any debt security may or shall be redeemed;

•	to make any debt security payable in a currency other than that stated in that debt security;

•	to modify the subordination provisions of Pioneer’s subordinated debt securities in a manner adverse to holders;

•	to release any security that may have been granted with respect to the debt securities;

•	to make any change in the provisions of the indenture relating to waivers of defaults or amendments that require unanimous consent;

•	to change any obligations provided for in the indenture to pay any additional interest with respect to bearer securities; and

•	to limit Pioneer’s obligations to maintain a paying agency outside the United States for payment on bearer securities or limit Pioneer’s obligation to redeem certain bearer securities.

In addition, with respect to the indenture, Pioneer and the trustee may enter into supplemental indentures without the consent of the holders of debt securities for one or more of the following purposes (in addition to any other purposes specified in an applicable prospectus supplement):

•	to evidence that another person has become Pioneer’s successor under the provisions of the indenture relating to consolidations, mergers, and sales of assets and that the successor assumes Pioneer’s covenants, agreements, and obligations in the indenture and in the debt securities;

•	to surrender any of Pioneer’s rights or powers under the indenture, to limit the applicability of or consequences of breach of any covenant under the indenture, to add to Pioneer’s covenants further covenants, restrictions, conditions, or provisions for the protection of the holders of all or any series of debt securities issued under the indenture, and to make a default in any of these additional covenants, restrictions, conditions, or provisions a default or an event of default under the indenture;

•	to cure any ambiguity or to make corrections to the indenture, any supplemental indenture, or any debt securities issued under the indenture, to convey, transfer, assign, mortgage or pledge any property to or with the trustee, or to make such other provisions in regard to matters or questions arising under the indenture that do not adversely affect the interests of any holders of debt securities of any series under the indenture;

•	to modify or amend the indenture to permit the qualification of the indenture or any supplemental indenture under the Trust Indenture Act of 1939 as then in effect;

•	to add to or change any of the provisions of the indenture to provide that bearer securities may be registrable as to principal, to change or eliminate any restrictions on the payment of principal or premium with respect to registered securities or of principal, premium, or interest with respect to bearer securities, or to permit registered securities to be exchanged for bearer securities, so long as none of these actions adversely affects the interests of the holders of debt securities or any coupons of any series in any material respect or permits the issuance of debt securities of any series in uncertificated form;

•	to comply with the provisions of the indenture relating to consolidations, mergers, and sales of assets;

•	to modify the subordination provisions of Pioneer’s subordinated debt securities in a manner that would limit or terminate the benefits available to any holder of senior indebtedness (or its representative) under such subordination provisions;

•	to add guarantees with respect to any or all of the debt securities or to secure any or all of the debt securities;

•	to make any change that does not adversely affect the rights of any holder of a series of debt securities under the indenture;

•	to add to, change, or eliminate any of the provisions of the indenture with respect to one or more series of debt securities, so long as the addition, change, or elimination not otherwise permitted under the indenture will (1) neither apply to any debt security of any series created before the execution of the supplemental indenture and entitled to the benefit of that provision nor modify the rights of the holders of that debt security with respect to that provision or (2) become effective only when there is none of that debt security outstanding;

•	to evidence and provide for the acceptance of appointment by a successor or separate trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the indenture as necessary to provide for the administration of the indenture by more than one trustee;

•	to establish the form or terms of debt securities and coupons, if any, of any series; and

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities, subject to certain limitations.

Consolidation, Merger and Sale of Assets

Unless otherwise provided in the applicable prospectus supplement, the indenture prohibits Pioneer from consolidating with or merging into another business entity, or transferring or leasing substantially all of Pioneer’s assets, unless:

•	Pioneer is the continuing entity in the case of a merger; or

•	the surviving or acquiring entity, if other than Pioneer, is organized and validly existing under the laws of the United States of America, any state thereof, or the District of Columbia and it expressly assumes Pioneer’s obligations with respect to Pioneer’s debt securities by executing a supplemental indenture;

•	immediately after giving effect to the transaction, no default or event of default would occur or be continuing;

•	the successor company waives any right to redeem any bearer security under circumstances in which the successor company would be entitled to redeem the bearer security but Pioneer would have not been entitled to redeem that bearer security if the consolidation, merger or sale had not occurred; and

•	Pioneer has delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that the consolidation, merger, or sale complies with the indenture.

Conversion or Exchange Rights

If debt securities of any series are convertible or exchangeable, the applicable prospectus supplement will specify:

•	the type of securities into which they may be converted or exchanged;

•	the conversion price or exchange ratio, or its method of calculation;

•	whether conversion or exchange is mandatory or at your election;

•	how and when the conversion price or exchange ratio may be adjusted; and

•	any other important terms concerning the conversion or exchange rights.

Global Securities

Pioneer’s debt securities may be issued in the form of one or more global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement. If so, each global security will be issued in the denomination of the aggregate principal amount of securities that it represents. Unless and until it is exchanged in whole or in part for debt securities that are in definitive registered form, a global security may not be transferred or exchanged except as a whole to the depositary, another nominee of the depositary, or a successor of the depositary or its nominee. The applicable prospectus supplement will describe this concept more fully.

The specific material terms of the depositary arrangement with respect to any portion of a series of Pioneer’s debt securities that will be represented by a global security will be described in the applicable prospectus supplement. Pioneer anticipates that the following provisions will apply to Pioneer’s depositary arrangements.

Upon the issuance of any global security, and its deposit with or on behalf of the depositary, the depositary will credit, on its book-entry registration and transfer system, the principal amounts of Pioneer’s debt securities represented by the global security to the accounts of participating institutions that have accounts with the depositary or its nominee. The underwriters or agents engaging in the distribution of Pioneer’s debt securities, or Pioneer, if Pioneer is offering and selling its debt securities directly, will designate the accounts to be credited. Ownership of beneficial interests in a global security will be limited to participating institutions or their clients. The depositary or its nominee will keep records of the ownership and transfer of beneficial interests in a global security by participating institutions. Participating institutions will keep records of the ownership and transfer of beneficial interests by their clients. The laws of some jurisdictions may require that purchasers of Pioneer’s securities receive physical certificates, which may impair a holder’s ability to transfer its beneficial interests in global securities.

While the depositary or its nominee is the registered owner of a global security, the depositary or its nominee will be considered the sole owner of all of Pioneer’s debt securities represented by the global security for all purposes under the indentures. Generally, if a holder owns beneficial interests in a global security, that holder will not be entitled to have Pioneer’s debt securities registered in that holder’s own name, and that holder will not be entitled to receive a certificate representing that holder’s ownership. Accordingly, if a holder owns a beneficial interest in a global security, the holder must rely on the depositary and, if applicable, the participating institution of which that holder is a client to exercise the rights of that holder under the applicable indenture.

The depositary may grant proxies and otherwise authorize participating institutions to take any action that a holder is entitled to take under the indentures. Pioneer understands that, according to existing industry practices, if Pioneer requests any action of holders, or any owner of a beneficial interest in a global security wishes to give any notice or take any action, the depositary would authorize the participating institutions to give the notice or take the action, and the participating institutions would in turn authorize their clients to give the notice or take the action.

Generally, Pioneer will make payments on its debt securities represented by a global security directly to the depositary or its nominee. It is Pioneer’s understanding that the depositary will then credit the accounts of participating institutions, which will then distribute funds to their clients. Pioneer also expects that payments by participating institutions to their clients will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of clients registered in “street names,” and will be the responsibility of the participating institutions. Neither Pioneer nor the trustee, nor their respective agents, will have any responsibility, or bear any liability, for any aspects of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing records relating to beneficial interests.

Generally, a global security may be exchanged for certificated debt securities only in the following instances:

•	the depositary notifies Pioneer that it is unwilling or unable to continue as depositary, or it ceases to be a registered clearing agency, if required to be registered by law, and a successor is not appointed within 90 days; or

•	Pioneer determines in its sole discretion that it will no longer have debt securities represented by global securities or that it will permit global securities to be exchanged for certificated debt securities.

The following is based on information furnished to Pioneer:

Unless otherwise specified in the applicable prospectus supplement, The Depository Trust Company, which Pioneer refers to as “DTC,” will act as depositary for securities issued in the form of global securities. Global securities will be issued only as fully-registered securities registered in the name of Cede & Co., which is DTC’s nominee. One or more fully-registered global securities will be issued for these securities representing in the aggregate the total number of these securities, and will be deposited with or on behalf of DTC.

DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with it. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Access to the DTC system is also available to others, known as indirect participants, such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of securities within the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of each actual purchaser of each security, commonly referred to as the beneficial owner, is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased securities. Transfers of ownership interests in securities issued in the form of global securities are accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in these securities, except if use of the book-entry system for such securities is discontinued.

DTC has no knowledge of the actual beneficial owners of the securities issued in the form of global securities. DTC’s records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping accounts of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Any redemption notices need to be sent to DTC. If less than all of the securities of a series or class are being redeemed, DTC’s practice is to determine by lot the amount to be redeemed from each participant.

Although voting with respect to securities issued in the form of global securities is limited to the holders of record, when a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to such securities. Under its usual procedures, DTC would send an omnibus proxy to the issuer of the securities as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts such securities are credited on the record date, identified in a listing attached to the omnibus proxy.

Payments in respect of securities issued in the form of global securities will be made by the issuer of such securities to DTC. DTC’s practice is to credit direct participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of such participant and not of DTC or Pioneer, subject to any statutory or regulatory requirements as may be in effect from time to time. Payments to DTC are the responsibility of the issuer of the applicable securities, disbursement of such payments to direct participants is the responsibility of DTC, and disbursements of such payments to the beneficial owners is the responsibility of direct and indirect participants.

DTC may discontinue providing its services as depositary with respect to any securities at any time by giving reasonable notice to the issuer of such securities. If a successor depositary is not obtained, individual security certificates representing such securities are required to be printed and delivered. Pioneer, at its option, may decide to discontinue use of the system of book-entry transfers through DTC or a successor depositary.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that Pioneer believes to be accurate, but Pioneer assumes no responsibility for its accuracy. Pioneer has no responsibility for the performance by DTC or its participants of their obligations as described in this prospectus or under the rules and procedures governing their operations.

Debt securities may be issued as registered securities (which will be registered as to principal and interest in the register maintained by the registrar for those senior debt securities) or bearer securities (which will be transferable only by delivery). If debt securities are issuable as bearer securities, certain special limitations and considerations will apply, as set forth in the applicable prospectus supplement.

Reports

Pioneer will deliver to the trustee (unless such reports have been filed within the time period set forth below on the SECs Electronic Data Gathering, Analysis and Retrieval system), within 15 calendar days after Pioneer has filed with the SEC, copies of its annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that Pioneer is required to file with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act. Pioneer will also comply with the provisions of Section 314(a) of the Trust Indenture Act of 1939.

Pioneer’s Trustee

Pioneer expects that it will designate Wells Fargo Bank, National Association, to serve as trustee under the 2008 indenture. Wells Fargo Bank, National Association, is also the series trustee for Pioneer’s 6.65% Senior Notes issued under its 1998 indenture. Pioneer may engage additional or substitute trustees with respect to particular series of Pioneer’s debt securities. Pioneer or Pioneer USA may maintain banking and other commercial relationships with any trustee, including Wells Fargo and its affiliates in the ordinary course of business. A trustee may own Pioneer’s debt securities.

Governing Law

The indenture and the debt securities are governed by the laws of the State of New York.

DESCRIPTION OF CAPITAL STOCK

Pioneer’s authorized capital stock consists of 600,000,000 shares of stock, including:

•	500,000,000 shares of common stock, $0.01 par value per share, of which 119,929,907 shares were issued and outstanding as of January 11, 2008; and

•	100,000,000 shares of preferred stock, $0.01 par value per share, including 500,000 shares that have been designated as Series A Junior Participating Preferred Stock, $0.01 par value per share, in connection with Pioneer’s rights agreement, of which no shares are currently issued or outstanding.

Common Stock

This section describes the general terms of Pioneer’s common stock. For more detailed information, you should refer to Pioneer’s amended and restated certificate of incorporation and amended and restated bylaws, copies of which have been filed with the SEC. These documents are also incorporated by reference into this prospectus.

Holders of Pioneer’s common stock are entitled to one vote per share with respect to each matter submitted to a vote of Pioneer’s stockholders, subject to voting rights that may be established for shares of

Pioneer’s preferred stock, if any. Except as may be provided in connection with Pioneer’s preferred stock or as otherwise may be required by law or Pioneer’s amended and restated certificate of incorporation, Pioneer’s common stock is the only capital stock entitled to vote in the election of directors. Pioneer’s common stock does not have cumulative voting rights.

Subject to the rights of holders of Pioneer’s preferred stock, if any, holders of Pioneer’s common stock are entitled to receive dividends and distributions lawfully declared by Pioneer’s board of directors. If Pioneer liquidates, dissolves, or winds up its business, whether voluntarily or involuntarily, holders of Pioneer’s common stock will be entitled to receive any assets available for distribution to Pioneer’s stockholders after Pioneer has paid or set apart for payment the amounts necessary to satisfy any preferential or participating rights to which the holders of each outstanding series of preferred stock are entitled by the express terms of such series of preferred stock.

The outstanding shares of Pioneer’s common stock are fully paid and nonassessable. Pioneer’s common stock does not have any preemptive, subscription or conversion rights. Pioneer may issue additional shares of its authorized common stock as it is authorized by its board of directors from time to time, without stockholder approval, except as may be required by applicable stock exchange requirements.

Preferred Stock

This section describes the general terms and provisions of Pioneer’s preferred stock. The applicable prospectus supplement will describe the specific terms of the shares of preferred stock offered through that prospectus supplement, as well as any general terms described in this section that will not apply to those shares of preferred stock. Pioneer will file a copy of the certificate of designations that contains the terms of each new series of preferred stock with the SEC each time Pioneer issues a new series of preferred stock. Each certificate of designations will establish the number of shares included in a designated series and fix the designation, powers, privileges, preferences and rights of the shares of each series as well as any applicable qualifications, limitations or restrictions. You should refer to the applicable certificate of designations as well as Pioneer’s amended and restated certificate of incorporation before deciding to buy shares of Pioneer’s preferred stock as described in the applicable prospectus supplement.

Pioneer’s board of directors has been authorized to provide for the issuance of shares of Pioneer’s preferred stock in multiple series without the approval of stockholders. With respect to each series of Pioneer’s preferred stock, Pioneer’s board of directors has the authority to fix the following terms:

•	the designation of the series;

•	the number of shares within the series;

•	whether dividends are cumulative and, if cumulative, the dates from which dividends are cumulative;

•	the rate of any dividends, any conditions upon which dividends are payable, and the dates of payment of dividends;

•	whether the shares are redeemable, the redemption price and the terms of redemption;

•	the amount payable to you for each share you own if Pioneer dissolves or liquidates;

•	whether the shares are convertible or exchangeable, the price or rate of conversion or exchange, and the applicable terms and conditions;

•	any restrictions on issuance of shares in the same series or any other series;

•	voting rights applicable to the series of preferred stock; and

•	any other rights, preferences or limitations of such series.

Your rights with respect to your shares of preferred stock will be subordinate to the rights of Pioneer’s general creditors. Shares of Pioneer’s preferred stock that Pioneer issues will be fully paid and nonassessable, and will not be entitled to preemptive rights unless specified in the applicable prospectus supplement.

Pioneer’s ability to issue preferred stock, or rights to purchase such shares, could discourage an unsolicited acquisition proposal. For example, Pioneer could impede a business combination by issuing a series of preferred stock containing class voting rights that would enable the holders of such preferred stock to block a business combination transaction. Alternatively, Pioneer could facilitate a business combination transaction by issuing a series of preferred stock having sufficient voting rights to provide a required percentage vote of the stockholders. Additionally, under certain circumstances, Pioneer’s issuance of preferred stock could adversely affect the voting power of the holders of Pioneer’s common stock. Although Pioneer’s board of directors is required to make any determination to issue any preferred stock based on its judgment as to the best interests of Pioneer’s stockholders, Pioneer’s board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of Pioneer’s stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over prevailing market prices of such stock. Pioneer’s board of directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or applicable stock exchange requirements.

Rights Agreement

Attached to each share of Pioneer’s common stock is one preferred share purchase right. Each right entitles the registered holder to purchase from Pioneer one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $0.01, at a price of $95.00 per one one-thousandth of a share of Series A Junior Participating Preferred Stock, subject to adjustment. The rights expire on July 31, 2011, unless the final expiration date is extended or unless the rights are earlier redeemed by Pioneer.

The rights represented by the certificates for Pioneer’s common stock are not exercisable, and are not separately transferable from the common stock, until the earlier of:

•	ten days after a person or group has become an “acquiring person.” A person or group becomes an acquiring person when the person acquires beneficial ownership of 20% or more of Pioneer’s common stock; or

•	ten business days, or a later date determined by the board of directors, after the commencement or first public announcement of a tender or exchange offer that would result in a person or group beneficially owning 15% or more of Pioneer’s outstanding common stock.

The earlier of these two dates is called the “distribution date.” Separate certificates for the rights will be mailed to holders of record of Pioneer’s common stock as of the distribution date. The rights could then begin trading separately from Pioneer’s common stock.

Generally, in the event that a person or group becomes an acquiring person, each right, other than the rights owned by the acquiring person, will entitle the holder to receive, upon exercise of the right, common stock having a value equal to two times the exercise price of the right. In the event that Pioneer is acquired in a merger, consolidation, or other business combination transaction or more than 50% of Pioneer’s assets, cash flow or earning power is sold or transferred, each right, other than the rights owned by an acquiring person, will entitle the holder to receive, upon the exercise of the right, common stock of the surviving corporation having a value equal to two times the exercise price of the right.

At any time after the acquisition by the acquiring person of beneficial ownership of 20% or more of the outstanding shares of Pioneer’s common stock and before the acquisition by the acquiring person of 50% or more of the voting power of the outstanding shares of Pioneer’s common stock, the board of directors may exchange the rights, other than rights owned by the acquiring person, which would have become void, in whole or in part, at an exchange ratio of one share of Pioneer’s common stock for each two shares of Pioneer’s common stock for which each right is then exercisable, subject to adjustment.

The rights are redeemable in whole, but not in part, at $0.001 per right until any person or group becomes an acquiring person. The ability to exercise the rights terminates at the time that the board of directors elects to redeem the rights. Notice of redemption will be given by mail to the registered holders of the rights. At no time will the rights have any voting rights.

The number of outstanding rights, the exercise price payable, and the number of shares of Series A Junior Participating Preferred Stock or other securities or property issuable upon exercise of the rights are subject to customary adjustments from time to time to prevent dilution.

The rights have certain anti-takeover effects. The rights may cause substantial dilution to a person or group that attempts to acquire Pioneer on terms not approved by Pioneer’s board of directors, except in the case of an offer conditioned on a substantial number of rights being acquired. The rights should not interfere with any merger or other business combination that Pioneer’s board of directors approves.

The shares of Series A Junior Participating Preferred Stock that may be purchased upon exercise of the rights will rank junior to all other series of Pioneer’s preferred stock, if any, or any similar stock that specifically provides that it ranks prior to the shares of Series A Junior Participating Preferred Stock. The shares of Series A Junior Participating Preferred Stock will be nonredeemable. Each share of Series A Junior Participating Preferred Stock will be entitled to a minimum preferential quarterly dividend of $1.00 per share, if, as and when declared, but will be entitled to an aggregate dividend of 1,000 times the dividend declared per share of Pioneer’s common stock. In the event of liquidation, the holders of the shares of Series A Junior Participating Preferred Stock will be entitled to a minimum preferential liquidation payment of $1,000 per share, but will be entitled to an aggregate payment of 1,000 times the payment made per share of Pioneer’s common stock. Each share of Series A Junior Participating Preferred Stock will have 1,000 votes, voting together with Pioneer’s common stock. In the event of any merger, consolidation or other transaction in which Pioneer’s common stock is exchanged, each share of Series A Junior Participating Preferred Stock will be entitled to receive 1,000 times the amount and type of consideration received per share of Pioneer’s common stock. These rights are protected by customary anti-dilution provisions. Because of the nature of the Series A Junior Participating Preferred Stock’s dividend, liquidation and voting rights, the value of the interest in a share of Series A Junior Participating Preferred Stock purchasable upon the exercise of each right should approximate the value of one share of Pioneer’s common stock.

The description of the rights contained in this section does not describe every aspect of the rights. The rights agreement dated as of July 20, 2001, between Pioneer and the rights agent, as amended, contains the full legal text of the matters described in this section. A copy of the rights agreement, as amended, has been incorporated by reference in the Registration Statement of which this prospectus forms a part. See “Where You Can Find More Information” for information on how to obtain a copy.

Limitation on Directors’ Liability

Pioneer’s amended and restated certificate of incorporation provides, as authorized by Section 102(b)(7) of the Delaware General Corporation Law, that Pioneer’s directors will not be personally liable to Pioneer or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to Pioneer or its stockholders;

•	for acts or omission not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derived an improper personal benefit.

The inclusion of this provision in Pioneer’s amended and restated certificate of incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited Pioneer and its stockholders.

Section 203 of the Delaware General Corporation Law

Section 203 of the Delaware General Corporation Law prohibits a defined set of transactions between a Delaware corporation, such as Pioneer, and an “interested stockholder.” An interested stockholder is defined as a person who, together with any affiliates or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. This provision may prohibit business combinations between an interested stockholder and a corporation for a period of three years after the date the interested stockholder becomes an interested stockholder. The term “business combination” is broadly defined to include a broad array of transactions, including mergers, consolidations, sales or other dispositions of assets having a total value in excess of 10% of the consolidated assets of the corporation or all of the outstanding stock of the corporation, and some other transactions that would increase the interested stockholder’s proportionate share ownership in the corporation.

This prohibition is effective unless:

•	The business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the corporation’s board of directors prior to the time the interested stockholder becomes an interested stockholder;

•	The interested stockholder acquired at least 85% of the voting stock of the corporation, other than stock held by directors who are also officers or by qualified employee stock plans, in the transaction in which it becomes an interested stockholder; or

•	The business combination is approved by a majority of the board of directors and by the affirmative vote of 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Special Charter and Bylaw Provisions

Pioneer’s amended and restated certificate of incorporation contains provisions requiring that advance notice be delivered to Pioneer of any business to be brought by a stockholder before an annual meeting of stockholders and providing for certain procedures to be followed by stockholders in nominating persons for election to Pioneer’s board of directors. Generally, such advance notice provisions provide that the stockholder must give written notice to Pioneer’s Secretary not less than 60 days before the scheduled date of the annual meeting of Pioneer’s stockholders or, if later, ten days after the first public notice of the annual meeting is sent to Pioneer’s stockholders. The notice must set forth specific information regarding such stockholder and such business or director nominee, as described in Pioneer’s amended and restated certificate of incorporation. Such requirement is in addition to those set forth in the regulations adopted by the SEC under the Securities Exchange Act of 1934. Pioneer’s amended and restated certificate of incorporation provides that, subject to any rights of holders of preferred stock to elect one or more directors, the number of directors shall not be fewer than three nor more than 21 and provides for a classified board of directors, consisting of three classes as nearly equal in size as practicable. Each class holds office until the third annual stockholders’ meeting for election of directors following the most recent election of such class. Pioneer’s directors may be removed only for cause.

Pioneer’s amended and restated certificate of incorporation provides that stockholders may not act by written consent in lieu of a meeting. Special meetings of the stockholders may be called by Pioneer’s board of directors, but may not be called by Pioneer’s stockholders. Pioneer’s amended and restated bylaws may be amended by Pioneer’s board of directors or by the affirmative vote of the holders of at least 66 2/3% of the aggregate voting power of Pioneer’s outstanding capital stock entitled to vote in the election of directors.

Pioneer’s amended and restated certificate of incorporation also contains a “fair price” provision that applies to certain business combination transactions involving any person or group that beneficially owns at least 10% of the aggregate voting power of Pioneer’s outstanding capital stock, referred to as a “related person.” The “fair price” provision requires the affirmative vote of the holders of:

•	at least 80% of Pioneer’s voting stock, and

• at least 66 2/3% of Pioneer’s voting stock not beneficially owned by the related person.

to approve certain transactions between the related person and Pioneer or its subsidiaries, including any merger, consolidation or share exchange, any sale, lease, exchange, pledge or other disposition of Pioneer’s assets or its subsidiaries having a fair market value of at least $10 million, any transfer or issuance of

Pioneer’s securities or its subsidiaries’ securities, any adoption of a plan or proposal by Pioneer of its voluntary liquidation or dissolution, certain reclassifications of Pioneer’s securities or recapitalizations or certain other transactions, in each case involving the related person.

This voting requirement will not apply to certain transactions, including:

•	any transaction in which the consideration to be received by the holders of each class or series of capital stock is:

•	the same in form and amount as that paid in a tender offer in which the related person acquired at least 50% of the outstanding shares of such class or series and which was consummated not more than one year earlier; or

•	not less in amount than the highest per share price paid by the related person for shares of such class or series; or

•	any transaction approved by Pioneer’s continuing directors.

This provision could have the effect of delaying or preventing change in control in a transaction or series of transactions that did not satisfy the “fair price” criteria.

The provisions of Pioneer’s amended and restated certificate of incorporation relating to the limitation of actions taken by written consent and the “fair price” provision may be amended only by the affirmative vote of the holders of at least 80% of the aggregate voting power of Pioneer’s outstanding capital stock entitled to vote for the election of directors.

The foregoing provisions of Pioneer’s amended and restated certificate of incorporation and Pioneer’s amended and restated bylaws, together with the rights agreement and the provisions of Section 203 of the Delaware General Corporation Law, could have the effect of delaying, deferring or preventing a change in control or the removal of existing management, of deterring potential acquirors from making an offer to Pioneer’s stockholders and of limiting any opportunity to realize premiums over prevailing market prices for Pioneer’s common stock in connection therewith. This could be the case notwithstanding that a majority of Pioneer’s stockholders might benefit from such a change in control or offer.

Transfer Agent and Registrar

Continental Stock Transfer & Trust Company serves as the registrar and transfer agent for the common stock.

Stock Exchange Listing

Pioneer’s common stock is listed on the New York Stock Exchange. The trading symbol for Pioneer’s common stock is “PXD.”

DESCRIPTION OF DEPOSITARY SHARES

General

Pioneer may offer fractional shares of preferred stock, rather than full shares of preferred stock. If Pioneer does so, Pioneer may issue receipts for depositary shares that each represent a fraction of a share of a particular series of preferred stock. The prospectus supplement will indicate that fraction. The shares of preferred stock represented by depositary shares will be deposited under a depositary agreement between Pioneer and a bank depositary. The phrase “bank depositary” means a bank or trust company that meets certain requirements and is selected by Pioneer. Each owner of a depositary share will be entitled to all the rights and preferences of the preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering.

Pioneer has summarized some common provisions of a depositary agreement and the related depositary receipts. The forms of the depositary agreement and the depositary receipts relating to any particular issue of depositary shares will be filed with the SEC each time Pioneer issues depositary shares, and you should read those documents for provisions that may be important to you.

Dividends and Other Distributions

If Pioneer pays a cash distribution or dividend on a series of preferred stock represented by depositary shares, the bank depositary will distribute such dividends to the record holders of such depositary shares. If the distributions are in property other than cash, the bank depositary will distribute the property to the record holders of the depositary shares. However, if the bank depositary determines that it is not feasible to make the distribution of property, the bank depositary may, with Pioneer’s approval, sell such property and distribute the net proceeds from such sale to the record holders of the depositary shares.

Redemption of Depositary Shares

If Pioneer redeems a series of preferred stock represented by depositary shares, the bank depositary will redeem the depositary shares from the proceeds received by the bank depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the bank depositary may determine.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the bank depositary will mail the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of these depositary shares on the record date (which will be the same date as the record date for the preferred stock) may instruct the bank depositary as to how to vote the preferred stock represented by such holder’s depositary shares. The bank depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and Pioneer will take all action which the bank depositary deems necessary in order to enable the bank depositary to do so. The bank depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.

Amendment and Termination of the Depositary Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the depositary agreement may be amended by agreement between the bank depositary and Pioneer. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The depositary agreement may be terminated by the bank depositary or Pioneer only if (1) all outstanding depositary shares have been redeemed or (2) there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of Pioneer and such distribution has been distributed to the holders of depositary shares.

Charges of Bank Depositary

Pioneer will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. Pioneer will pay charges of the bank depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the depositary agreement to be payable by such holders.

Withdrawal of Preferred Stock

Except as may be provided otherwise in the applicable prospectus supplement, upon surrender of depositary receipts at the principal office of the bank depositary, subject to the terms of the depositary agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the bank depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the depositary agreement or receive depositary receipts evidencing depositary shares therefor.

Miscellaneous

The bank depositary will forward to holders of depositary shares all reports and communications from Pioneer that are delivered to the bank depositary and that Pioneer is required to furnish to the holders of the preferred stock.

Neither the bank depositary nor Pioneer will be liable if Pioneer is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the depositary agreement. The obligations of the bank depositary and Pioneer under the depositary agreement will be limited to performance in good faith of their respective duties under the depositary agreement, and Pioneer will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. Pioneer may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Bank Depositary

The bank depositary may resign at any time by delivering to Pioneer notice of its election to do so, and Pioneer may at any time remove the bank depositary. Any such resignation or removal will take effect upon the appointment of a successor bank depositary and its acceptance of such appointment. The successor bank depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company meeting the requirements of the depositary agreement.

DESCRIPTION OF WARRANTS

General Description of Warrants

Pioneer may issue warrants for the purchase of debt securities, preferred stock or common stock. Warrants may be issued independently or together with other securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between Pioneer and a bank or trust company, as warrant agent. The warrant agent will act solely as Pioneer’s agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. A copy of the warrant agreement will be filed with the SEC in connection with the offering of warrants.

Debt Warrants

The prospectus supplement relating to a particular issue of warrants to purchase debt securities will describe the terms of those warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the debt securities that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the debt securities that the warrants are issued with and the number of warrants issued with each debt security;

•	if applicable, the date from and after which the warrants and any debt securities issued with them will be separately transferable;

•	the principal amount of debt securities that may be purchased upon exercise of a warrant and the price at which the debt securities may be purchased upon exercise;

•	the dates on which the right to exercise the warrants will commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	whether the warrants represented by the warrant certificates or the debt securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;

•	information relating to book-entry procedures, if any;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	anti-dilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants;

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and

•	any other information Pioneer thinks is important about the warrants.

Stock Warrants

The prospectus supplement relating to a particular issue of warrants to purchase common stock or preferred stock will describe the terms of the common stock warrants and preferred stock warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the common stock or preferred stock that maybe purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the number of shares of common stock or preferred stock that may be purchased upon exercise of a warrant and the price at which the shares may be purchased upon exercise;

•	the dates on which the right to exercise the warrants commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	anti-dilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants;

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and

•	any other information Pioneer thinks is important about the warrants.

Exercise of Warrants

Each warrant will entitle the holder of the warrant to purchase at the exercise price set forth in the applicable prospectus supplement the principal amount of debt securities or shares of preferred stock or common stock being offered. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants are void. Holders may exercise warrants as set forth in the prospectus supplement relating to the warrants being offered.

Until you exercise your warrants to purchase Pioneer’s debt securities, preferred stock, or common stock, you will not have any rights as a holder of Pioneer’s debt securities, preferred stock, or common stock, as the case may be, by virtue of your ownership of warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND
STOCK PURCHASE UNITS

Pioneer may issue stock purchase contracts, including contracts obligating holders to purchase from Pioneer, and obligating Pioneer to sell to the holders, a specified number of shares of common stock or other securities at a future date or dates, which Pioneer refers to in this prospectus as “stock purchase contracts.” The price per share of the securities and the number of shares of the securities may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities, preferred securities, warrants or other securities or debt obligations of third parties, including U.S. treasury securities, securing the holders’ obligations to purchase the securities under the stock purchase contracts, which Pioneer refers to in this prospectus as “stock purchase units.” The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require Pioneer to make periodic payments to the holders of the stock purchase units or vice versa, and those payments may be unsecured or refunded on some basis.

The stock purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units, will be filed with the SEC in connection with the offering of stock purchase contracts or stock purchase units. The prospectus supplement relating to a particular issue of stock purchase contracts or stock purchase units will describe the terms of those stock purchase contracts or stock purchase units, including the following:

•	if applicable, a discussion of material United States federal income tax considerations; and

•	any other information Pioneer thinks is important about the stock purchase contracts or the stock purchase units.

DESCRIPTION OF GUARANTEES OF DEBT SECURITIES

Pioneer USA may issue guarantees of debt securities offered by Pioneer in any prospectus supplement. A copy of the guarantee will be filed with the SEC in connection with the offering of guarantees. Each guarantee will be issued under an indenture. The prospectus supplement relating to a particular issue of guarantees will describe the terms of those guarantees, including the following:

•	the series of debt securities to which the guarantees apply;

•	whether the guarantees are secured or unsecured;

•	whether the guarantees are conditional or unconditional;

•	whether the guarantees are senior or subordinate to other guarantees or debt;

•	the terms under which the guarantees may be amended, modified, waived, released or otherwise terminated, if different from the provisions applicable to the guaranteed debt securities;

•	any additional terms of the guarantees; and

•	any other information Pioneer USA thinks is important about the guarantees.

PLAN OF DISTRIBUTION

Pioneer or Pioneer USA may sell the offered securities in and outside the United States (1) through underwriters or dealers, (2) directly to purchasers, including Pioneer’s affiliates and stockholders, in a rights offering, (3) through agents or (4) through a combination of any of these methods. The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price or initial public offering price of the securities;

•	the net proceeds to Pioneer or Pioneer USA from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

Sale through Underwriters or Dealers

If underwriters are used in the sale, the underwriters will acquire the securities for their own account for resale to the public, either on a firm commitment basis or a best efforts basis. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless Pioneer or Pioneer USA informs you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

Pioneer may also make direct sales through subscription rights distributed to its existing stockholders on a pro rata basis, which may or may not be transferable. In any distribution of subscription rights to Pioneer’s stockholders, if all of the underlying securities are not subscribed for, Pioneer may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

Some or all of the securities that Pioneer or Pioneer USA offers though this prospectus may be new issues of securities with no established trading market. Any underwriters to whom Pioneer or Pioneer USA sells its securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, each of Pioneer and Pioneer USA cannot assure you of the liquidity of, or continued trading markets for, any securities that it offers.

If dealers are used in the sale of securities, Pioneer or Pioneer USA will sell the securities to them as principals. The dealers may then resell those securities to the public at varying prices determined by the dealers at the time of resale. Pioneer or Pioneer USA will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales through Agents

Pioneer or Pioneer USA may sell the securities directly. In this case, no underwriters or agents would be involved. Pioneer or Pioneer USA may also sell the securities through agents designated from time to time. In the prospectus supplement, Pioneer or Pioneer USA will name any agent involved in the offer or sale of the offered securities, and Pioneer or Pioneer USA will describe any commissions payable to the agent. Unless Pioneer or Pioneer USA informs you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

Pioneer or Pioneer USA may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. Pioneer or Pioneer USA will describe the terms of any such sales in the prospectus supplement.

Remarketing Arrangements

Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for Pioneer or Pioneer USA. Any remarketing firm will be identified and the terms of its agreements, if any, with Pioneer or Pioneer USA and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act of 1933, in connection with the securities remarketed.

Delayed Delivery Contracts

If Pioneer or Pioneer USA so indicates in the prospectus supplement, Pioneer or Pioneer USA may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from Pioneer or Pioneer USA at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

Pioneer or Pioneer USA may have agreements with the agents, dealers, underwriters and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers, underwriters or remarketing firms may be required to make. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with, or perform services for Pioneer or Pioneer USA in the ordinary course of their businesses.

LEGAL MATTERS

Except as set forth in the applicable prospectus supplement, Vinson & Elkins L.L.P., Dallas, Texas, will pass upon the validity of Pioneer’s debt securities, common stock, preferred stock, depositary shares, warrants, stock purchase contracts and stock purchase units and Pioneer USA’s guarantees of debt securities.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Current Report on Form 8-K filed January 14, 2008 with the Securities and Exchange Commission and management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2006 included in our Annual Report on Form 10-K for the year ended December 31, 2006, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registraton statement. Our financial statements and management’s assessment are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

Estimated quantities of our oil and gas reserves and the net present value of such reserves as of December 31, 2006, set forth in or incorporated by reference in this prospectus are based upon reserve reports prepared by us and audited by Netherland, Sewell & Associates, Inc. for our major properties in the United States and reserve reports prepared by our engineers for all other properties. The reserve audit conducted by Netherland, Sewell & Associates, Inc. for our major properties in the United States in aggregate represented 89% of our estimated proved quantities of reserves as of December 31, 2006. We have incorporated these estimates in reliance on the authority of such firm as experts in such matters.